As filed with the Securities and Exchange Commission on May 10, 2007
Registration No. 333-141830

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conmed Healthcare Management, Inc.
(Name of small business issuer in its charter)

Delaware	8090	42-1297992
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code No.)	Identification No.)

9375 Chesapeake Street
Suite 203
La Plata, Maryland 20646
(301) 609-8460

(Address and telephone number of principal executive offices and principal place of business)

Richard Turner, CEO
9375 Chesapeake Street
Suite 203
La Plata, Maryland 20646
(301) 609-8460
(Name, address and telephone number of agent for service)

Copies to:
Stuart Neuhauser, Esq.
Michael Midura, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Ave., 19th Floor
New York, New York 10017
(212) 370-1300

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (5)	Proposed maximum offering price per Share or Warrant (6)(7)	Proposed maximum aggregate offering Price (6)(7)	Amount of registration fee
Common stock (1)	6,000,000	$3.25	$19,500,000	$599
Common stock (2)	1,500,000	$3.25	$4,875,000	$150
Common stock (3)	500,000	$3.25	$1,625,000	$50
Common stock (4)	300,000	$3.25	$975,000	$50

TOTAL	8,300,000		$26,975,000	$829	(8)

(1)	Represents shares of common stock, $.0001 par value per share, currently outstanding.

(2)	Represents 1,500,000 shares issuable upon exercise of warrants at $.30 per share.

(3)	Represents 500,000 shares issuable upon exercise of warrants at $2.50 per share.

(4)	Represents 300,000 shares issuable upon exercise of warrants at $2.75 per share.

(5)
Also registered hereby is such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the warrants.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(7)
Represents the higher of: (i) the exercise price of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to 457(g) under the Securities Act.

(8)	Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED MAY 10, 2007

8,300,000 Shares of Common Stock
of
Conmed Healthcare Management, Inc.

This prospectus relates to the public offering of up to 8,300,000 shares of our common stock, par value $0.0001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders” or individually as a “selling stockholder.” These shares include up to: (i) an aggregate of 6,000,000 shares of common stock; and (ii) an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CMHM.” On May 8, 2007 the closing sales price for the common stock on the OTCBB was $3.02 per share.

The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information”.

Our principal executive offices are located at 9375 Chesapeake Street, Suite 203, La Plata, Maryland 20646. Our telephone number is (301) 609-8460.

An Investment In Our Common Stock Being Offered By This Prospectus Involves A High Degree Of Risk. You Should Read The “Risk Factors” Section Beginning On Page 5 Before You Decide To Purchase Any Shares Of Our Common Stock.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of The Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is _______, 2007

Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Conmed Healthcare Management, Inc., sometimes in conjunction with CONMED. The term “CONMED”, unless otherwise indicated, refers and relates to our wholly owned subsidiary, Conmed, Inc., a Maryland corporation. The term “Pace” refers and relates to our predecessor-in-interest, Pace Health Management Systems, Inc., an Iowa corporation. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the 1- for-20 reverse split of our common stock effected on March 14, 2006.

The Company

On August 2, 2006, Pace Health Management Systems, Inc., an Iowa corporation and our predecessor in interest, entered into a stock purchase agreement with CONMED, Inc., a Maryland corporation, and all of the stockholders of CONMED, pursuant to which Pace agreed to purchase all the issued and outstanding capital stock of CONMED from the CONMED stockholders. We refer to this transaction below as the Acquisition.  The Acquisition was consummated on January 26, 2007.  In a simultaneous transaction, Pace completed a private placement of approximately $15,000,000 worth of units of Series B Convertible Preferred Stock and warrants, of which approximately $8,000,000 were paid directly to the CONMED stockholders as consideration for the sale of CONMED’s capital stock, and the remainder was retained for working capital purposes.

Prior to October 1998, Pace developed and marketed advanced patient care management software systems that enabled healthcare providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. On October 7, 1998, Pace completed the sale of substantially all of its assets to, and the assumption of certain of its liabilities by, Minnesota Mining and Manufacturing Company. From 1998 until January 26, 2007, Pace had no ongoing operations and no revenues and had minimal operating expenses.

CONMED has provided correctional healthcare services since 1984 and was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As CONMED developed, it accepted more contracts for additional services including pharmacy and out-of-facility healthcare expenses. In 2000, CONMED served more than 50% of the county detention healthcare services market in Maryland. In 2003, CONMED elected to seek contracts outside of Maryland and by 2006, it had secured contracts in Kansas, Virginia and Washington. Currently, CONMED is in contract with and services 18 detention centers and facilities at the county level in the United States. For the fiscal year ended December 31, 2006, CONMED had net revenues from medical services provided to correctional institutions of $16,766,724 For the fiscal year ended December 31, 2005, CONMED had net revenues from medical services provided to correctional institutions of $11,669,322. As a result of the Acquisition, CONMED became a wholly-owned subsidiary of Pace, and the business of CONMED became Pace’s primary business.

Recent Events

On January 15, 2007, Pace’s Board of Directors approved a plan of recapitalization. We refer to this series of transactions and corporate events as the Plan of Recapitalization. Pace’s Board subsequently submitted the Plan of Recapitalization for shareholder approval. At a special meeting held on March 13, 2007, the shareholders of Pace approved the following:

•
conversion of the existing Pace Series A Preferred Stock into 4,584,196 shares of our common stock (immediately after the 1 for 20 reverse stock split) in exchange for conversion of, and waiver of remaining accrued, unpaid dividends and liquidity rights on, the Series A Preferred Stock;

•	a reverse split of 1 share for each 20 shares of common stock;

•	the change of our name to “Conmed Healthcare Management, Inc.”;

•	our reincorporation into the State of Delaware via a merger with a wholly-owned subsidiary. We are now a Delaware corporation and CONMED is our wholly-owned operating subsidiary;

•	the election of Richard Turner, John Pappajohn and Edward B. Berger as our directors. Their biographies are provided elsewhere in this prospectus;

•	the adoption the 2007 Stock Option Plan, as described elsewhere in this prospectus.

The Plan of Recapitalization referred to above was effected at the close of business on March 14, 2007. At the same time, pursuant to their terms, all of Pace’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock converted into shares of our common stock. We currently have no preferred stock issued or outstanding. Additionally, our directors increased the number of directors on our board from three to four, and appointed Terry E. Branstad, a former governor of the State of Iowa, to fill the vacancy. Governor Branstad’s biography is provided elsewhere in this prospectus.

Recent Financing

On January 26, 2007, Pace sold to certain “accredited investors” 150 units, each unit consisting of (i) 100 shares of its Series B Convertible Preferred Stock , (ii) a common stock purchase warrant entitling the holder to purchase up to 10,000 shares of its Common Stock at an exercise price equal to $0.30 per share and (iii) a common stock purchase warrant entitling the holder to purchase up to 3,333 shares of its Common Stock at an exercise price equal to $2.50 per share, in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder. Each unit was sold for $100,000, for an aggregate purchase price of $15,000,000. The proceeds from the sale of these units were used by Pace to purchase all the issued and outstanding capital stock of CONMED and to provide us with working capital following the purchase.

In connection with the sale of the units, Pace retained Maxim Group LLC, an NASD member broker-dealer as its exclusive placement agent. Maxim received the following compensation: (i) a cash fee of 10% of the gross proceeds (for an aggregate of $1,500,000) and (ii) a warrant to purchase 5% of the common stock that is issuable upon conversion of the Units, at an exercise price equal to $2.75 per share of common stock (an aggregate of 300,000 warrants).

We have agreed, pursuant to a registration rights agreement, to register the shares of common stock and the shares underlying the warrants contained in the units and the placement agent’s warrants, and are fulfilling our agreement by filing the registration statement (of which this prospectus is a part) with the Securities and Exchange Commission.

Corporate Information

Our principal executive offices are located at 9375 Chesapeake Street, Suite 203, La Plata, Maryland 20646. Our telephone number at such address is (301) 609-8460.

The Offering

Outstanding Common Stock	11,800,026

Common Stock Offered	Up to an aggregate of 6,000,000 shares of currently outstanding common stock and an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants.

Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”

OTCBB Symbol	CMHM

Note on Forward-Looking Statements

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors,” and those incorporated by reference herein which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

It is possible that the assumptions made by us for purposes of such forward-looking statements may not be valid and that the results may not materialize. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	Our agreements with clients generally may be terminated by the clients for any reason and on short notice;

•
Our revenue expectations may not be achieved due to cancelled contracts or failure to obtain new business, the demand for our services may decrease and the pricing of our services may become less favorable;

•	Our ability to maintain existing contracts and acquire additional contracts may be limited if we are unable to obtain required bonds in certain counties for which we provide our services.

•	Slowdown of overall economic conditions;

•	A reduction in government tax receipts, which may result in lower demand for our services;

•	A county government may file for bankruptcy or not be able to collect adequate receipts in order to pay its financial obligations;

•	We may not be able to grow our market share or increase revenue;

•	We may not be able to expand our services offerings and current lines of business such as the repricing of healthcare claims for county detention center inmates;

•	Costs for healthcare may exceed the budgeted amounts, causing operational losses;

•	Loss of key personnel could adversely impact the business;

•	Our inability to recruit physicians and nurses at competitive rates could adversely impact the business;

•	We could suffer an adverse impact if our employees or contractors became unionized; and

•	We could experience certain catastrophic events and/or incur significant litigation.

We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in future public statements and press releases.

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

RISKS ASSOCIATED WITH INTERNAL EXPANSION. Our growth is generally dependent upon our ability to obtain contracts to provide medical services to inmates in county correctional and detention facilities. The growth rate of our business depends on a number of factors, including crime rates and sentencing patterns in various jurisdictions and our ability to integrate new facilities into its management structure. We may have to obtain sufficient capital resources in order to compete effectively in the industry. We cannot assure you that any contract will, in fact, be awarded. Further, we cannot assure you that we will be able to obtain contracts to manage the medical services in new facilities or retain existing contracts upon their expiration.

WE PROVIDE CONTRACTED BUSINESS SERVICES. IN ANY CONTRACT BUSINESS, IT IS POSSIBLE A CONTRACT WILL BE LOST OR NOT RENEWED. CONMED’s top three clients, Sedgwick County Detention Center, Baltimore County Detention Center and Harford County Detention Center, generated approximately forty-two percent (42%) of its total revenues for the year ended December 31, 2006. These same clients generated approximately twenty-four percent (24%) of our direct profit per contract. If a contracted detention facility, particularly one of our primary detention facilities terminates its contract, which generally may be effective upon ninety (90) days written notice, our business and financial performance may be seriously harmed.

MOST OF OUR CONTRACTS ARE FOR SHORT-TERMS, AND MAY NOT BE EXTENDED. CONMED’s detention center medical services contracts are typically short-term, ranging from one to three years, with renewal or extension options in favor of the contracting governmental agency. Including extension options, we have one major contract and several smaller contracts subject to renewal in 2007, which accounted for approximately 12% and 6% of revenue for the year ended December 31, 2006, respectively. We cannot assure you that these or any other contracts will be renewed or that extension options will be exercised. Additionally, the contracting governmental agency typically may terminate a facility contract without cause by giving us adequate written notice. We customarily incur significant development and start-up costs in establishing its services within the new facilities, and the termination or non-renewal of a contract would require an immediate write-off of any unamortized costs associated with the contract, and could have a material adverse effect upon our financial condition, results of operations and liquidity.

WE ARE CURRENTLY NEGOTIATING A $5.6 MILLION CONTRACT TO PROVIDE MEDICAL SERVICES. IF WE DO NOT FINALIZE THE TERMS OF THIS AGREEMENT, OUR FINANCIAL PERFORMANCE COULD BE NEGATIVELY AFFECTED. CONMED is currently providing medical services to the Baltimore County Detention Center on an interim transition basis. We have entered into final negotiations for a new nine year contract with an annual revenue value equal to approximately $5.6 million and an aggregate revenue value equal to approximately $54 million. Baltimore County Detention Center accounted for approximately 10% of total revenue for the year ended December 31, 2006. If CONMED does not finalize the terms of this Baltimore County contract, and does not gain Baltimore County as one of their contracted site facilities, CONMED’s future business and financial performance may be seriously harmed.

OUR CONTRACTS ARE SUBJECT TO GOVERNMENTAL FUNDING. CONMED’s detention center medical services contracts are subject to either annual or bi-annual governmental appropriations. Failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the fee payable to us. In addition, even if funds are appropriated, delays in payments may occur which could have a material adverse effect on our financial condition, results of operations and liquidity.

OUR INABILITY TO OBTAIN REQUIRED PERFORMANCE AND/OR PAYMENT BONDS MAY LIMIT OUR ABILITY TO MAINTAIN EXISTING CONTRACTS AND ACQUIRE ADDITIONAL CONTRACTS. In order to expand CONMED’s business and obtain new facilities contracts, as well as maintain certain existing contracts, CONMED will need to obtain bonds in certain counties for which CONMED provides its services. In order to obtain such bonds, or renew existing bonds, CONMED will be required to fulfill certain financial requirements and standards. To the extent CONMED is unable to fulfill the necessary financial requirements and standards, CONMED may not be able acquire new facilities contracts and could lose its existing contracts, all of which could negatively impact our business operations and financial condition.

WE ARE UNCERTAIN AS TO OCCUPANCY LEVELS AT CERTAIN FACILITIES WE SERVICE. A small portion of our revenues are generated under detention center medical services contracts that specify an offset for populations under a specified number. Under such a per diem rate structure, a decrease in occupancy levels could cause a decrease in the facilities’ needs for medical services, and therefore, could cause a decrease in revenue and profitability, and may have some adverse effect on our overall financial condition, results of operations and liquidity.

DISTURBANCES AT FACILITIES WE SERVICE WOULD IMPACT US NEGATIVELY. An escape, riot, epidemic, catastrophic or other disturbance that seriously impacts the health of a large number of inmates at one of CONMED’s facilities could have a material adverse effect on our financial condition, results of operations and liquidity. As a result of a disturbance inmates may suffer multiple injuries for which the cost of care may have a temporary but significant effect on profitability. Approximately 78% of CONMED’s healthcare services revenues for the year ended December, 2006 are operated under caps which provide limits on the cost of exposure; however, multiple events with significant costs may exceed budget targets.

The remaining 22% of CONMED’s correctional healthcare services revenues from continuing operations contain no limits on CONMED’s exposure for treatment costs related to catastrophic illnesses or injuries to inmates. Although CONMED attempts to compensate for the increased financial risk when pricing contracts that do not contain catastrophic limits and has not had any catastrophic illnesses or injuries to inmates that exceeded its insurance coverage in the past, We cannot assure you that CONMED will not experience a catastrophic illness or injury of a patient that exceeds its coverage in the future. The occurrence of severe individual cases outside of those catastrophic limits could render contracts unprofitable and could have a material adverse effect on CONMED’s financial condition and results of operations.

WE MAY BE SUBJECT TO LITIGATION CLAIMS RESULTING FROM OR RELATING TO INMATE DEATHS. Prisoners may die while in a correctional facility due to various reasons, including, without limitation, natural causes and suicide. Consequently, CONMED may be exposed to potential liability arising from or relating to such deaths. Such occurrences may have a negative impact on CONMED’s business operations.

WE MAY INCUR SIGNIFICANT START-UP AND OPERATING COSTS ON NEW CONTRACTS BEFORE RECEIVING RELATED REVENUES, WHICH MAY IMPACT OUR CASH FLOWS AND NOT BE RECOUPED. When we are awarded a contract to provide medical services to a facility, we may incur significant start-up and operating expenses, including the cost of purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

WE UTILIZE THIRD PARTY ADMINISTRATORS (TPA) AND PROVIDER NETWORKS TO OBTAIN OUT-OF-FACILITY CARE IN VARIOUS MARKETS. SHOULD THOSE NETWORKS BECOME INACCESSIBLE OUR COSTS FOR PROVIDING THOSE SERVICES WOULD RISE 15-20%. Our current profit margin is in part due to our ability to reduce out-of-facility costs that are defined by contracted networks. Our costs are typically 17% less than the stated charges for these services. It is important to note that healthcare providers for the general public utilize these same programs. It is unlikely the environment will change, causing the return of payments based on healthcare provider’s charges without discounts. The trend over the past ten years has been one of deeper discounting against these charges. If the trend reversed or slowed, it would negatively impact our operating margins and could have a material adverse effect on us.

CHANGES IN STATE AND FEDERAL REGULATIONS COULD RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS. CONMED is subject to extensive regulation by both the federal government and the states in which it conducts its business. There are numerous healthcare and other laws and regulations that CONMED is required to comply with in the conduct of its business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which CONMED will be required to comply. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

These state and federal laws and regulations that affect CONMED’s business and operations include, but are not necessarily limited to:

•	healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;

•	Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;

•	pharmacy laws and regulations;

•	privacy and confidentiality laws and regulations;

•	civil liberties protection laws and regulations;

•	state and national correctional healthcare auditing bodies;

•	various licensure laws, such as nursing and physician licensing bodies;

•	drug pricing legislation; and

•	Medicare and Medicaid reimbursement regulations.

CONMED believes it is operating its business in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties regarding the application of many of these legal requirements to its business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that CONMED’s interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect CONMED’s ability to conduct its business or adversely affect its results of operations.

For example, the State of Maryland Board of Nursing has requested that CONMED provide 24 hour, 365 day per year nursing coverage in order to be compliant with newly approved state regulations regarding nursing standards. To be compliant with this change would require several of the smaller facilities to significantly increase the level of staffing from part-time medics to full-time nursing positions. The costs for this increase would be outside the scope of the current contracts. In order to be compliant, CONMED will need to secure contract extensions for the higher level of staffing.

CONMED is currently in discussion with the Maryland Sheriff’s, Maryland Association of Counties, Maryland Correctional Administrators Association and the Department of Health and Mental Hygiene to develop a workable matrix of staffing that will fit the needs and budgets of small county detention centers. Considerable progress has been made toward reaching a negotiated resolution; however, we cannot assure you that we will succeed in developing such a workable matrix of staffing.

WE ARE SUBJECT TO HIPAA, THE FAILURE WITH WHICH TO COMPLY COULD ADVERSELY AFFECT CONMED’S BUSINESS. On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Although CONMED intends to comply with all applicable laws and regulations regarding medical information privacy, failure to do so could have an adverse effect on CONMED’s business.

OUR ABILITY TO SECURE NEW CONTRACTS TO PROVIDE HEALTHCARE AND MEDICAL SERVICES TO CORRECTIONAL AND DETENTION FACILITIES DEPENDS ON MANY FACTORS OUTSIDE OUR CONTROL. Our growth is generally dependent upon our ability to obtain new contracts to provide healthcare medical services to correctional and detention facilities. This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them, and thus, reduce the number of inmates receiving medical services. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

In January 2005, the Supreme Court declared the federal sentencing guidelines, previously considered mandatory, as unconstitutional, stating they violate defendants’ rights under the Sixth Amendment to be tried by a jury. The Supreme Court advised that federal judges should continue to use the federal sentencing guidelines as suggestions rather than mandatory guidelines. Although it is too early to predict the impact, if any, on our business, the ruling could lead to federal sentences becoming more varied which could lead to a reduction in the length of sentences at correctional facilities.

GOVERNMENT AGENCIES MAY INVESTIGATE AND AUDIT OUR CONTRACTS AND, IF ANY IMPROPRIETIES ARE FOUND, WE MAY BE REQUIRED TO REFUND REVENUES WE HAVE RECEIVED, REQUIRED TO FOREGO ANTICIPATED REVENUES, AND SUBJECT TO PENALTIES AND SANCTIONS. Certain governmental agencies have the authority to audit and investigate our contracts. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for reimbursement of expenses, if an agency determines we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities.

THERE ARE LARGE COMPETITORS IN THE HEALTHCARE INDUSTRY THAT COULD CHOOSE TO COMPETE AGAINST US REDUCING OUR PROFIT MARGINS. Existing national correctional healthcare contract companies, localized and regional contracting companies, hospitals and integrated Health Systems are potential competitors of CONMED. These companies include well-established companies which may have greater financial, marketing and technological resources than CONMED, such as PHS, CMS and Wexford Health. Increased price competition could reduce CONMED’s profit margins and have a material adverse effect on us.

THERE ARE BARRIERS TO ENTRY INTO THE CORRECTIONAL HEALTHCARE SERVICES MARKET WHICH COULD BE OVERCOME RESULTING IN GREATER COMPETITION. The barriers to entrance to compete for contracts are typically 5 years experience providing the same services and demonstrated financial stability. Although a new startup company would be unable to meet the experience criteria, it would be possible for an investor to purchase an existing experienced company, add capital and quickly become competitive on a national scale.

WE ARE DEPENDENT ON GOVERNMENT APPROPRIATIONS. Our cash flow is subject to the receipt of sufficient funding of, and timely payment by, contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

OUR INABILITY TO REACT EFFECTIVELY TO CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR OPERATING RESULTS. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payers, networks and providers conduct business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that we provide. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our business. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect its operating results. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers. Our inability to react effectively to changes in the healthcare industry may result in a material adverse effect on our business.

THE CONTINUED SERVICES AND LEADERSHIP OF OUR SENIOR MANAGEMENT IS CRITICAL TO OUR ABILITY TO MAINTAIN GROWTH AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT ITS BUSINESS. The future of the business of CONMED depends to a significant degree on the skills and efforts of our senior executives, in particular, Dr. Richard Turner, our President and Chief Executive Officer, Ronald Grubman, our Executive Vice President of Strategic Development and Howard Haft, MD, MMM, CPE, our Executive Vice President and Chief Medical Officer. If CONMED loses the services of any of our senior executives, and especially if any of our executives joins a competitor or forms a competing company, our business and financial performance could be seriously harmed.

We have executed employment agreements with Mr. Grubman, Dr. Haft and Dr. Turner, effective as of the closing of the Acquisition, which include, except for Dr. Turner’s employment agreement, noncompetition clauses that expire three (3) years after termination of employment, or during the period that such employee is an owner of any of our issued and outstanding stock. If, for any reason, we lose any of our executive officers’ skills, knowledge of the industry, contacts and expertise, it could result in a setback to our operating plan.

AS A PUBLIC COMPANY WE INCUR SUBSTANTIAL ADDITIONAL COSTS AND MAY BE UNABLE TO OPERATE PROFITABLY.  Prior to the consummation of the Plan of Recapitalization, CONMED was a privately held company. As a result of becoming a publicly-traded company, CONMED will incur significant additional costs. These costs include, among other things, the payment of a salary to CONMED’s Chief Executive Officer, Dr. Richard Turner and additional legal and accounting costs incurred as a result of becoming a public company, and the additional compliance, reporting, corporate governance requirements and investor relations activities which this entails. Furthermore, CONMED may not be able to successfully put in place the financial, administrative and managerial structures necessary to operate as a public company, or the development of such structures may require a significant amount of management’s time and other resources including financial resources, which could hinder CONMED’s ability to operate profitably.

OUR REVENUE MARGINS MAY DECREASE DUE TO FIXED REVENUE BASE. CONMED’s existing contracts are primarily structured as fixed fee contracts. The costs of inmate healthcare may fluctuate from what was anticipated by CONMED due to several variables, including increases in inmate population and increased inmate illness. Such additional costs may not be easily passed through under those contracts containing a fixed fee structure, and therefore, CONMED may not always have sufficient revenue to cover such increased costs. As a result, CONMED’s revenue margins may fall. If CONMED’s revenue margins decrease more than 1 or 2 percentage points, CONMED’s ability to perform under its contracts may be limited, which could negatively impact CONMED’s business operations and financial performance.

WE MAY BE UNSUCCESSFUL IN THE HIRING AND RETENTION OF SKILLED PERSONNEL. The future growth of CONMED’s business depends on successful hiring and retention of skilled personnel, and CONMED may be unable to hire and retain the skilled personnel it needs to succeed. Qualified personnel are in great demand throughout the healthcare industry, thus it is difficult to predict the availability of qualified personnel or the compensation levels required to hire and retain them. CONMED faces stiff competition for staffing, which may increase its labor costs and reduce profitability. CONMED competes with other healthcare and service providers in recruiting qualified management and staff personnel for the day-to-day operations of its business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This scarcity may require CONMED to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. Because a significant percentage of CONMED’s existing contracts are structured as fixed fee contracts, CONMED has a limited ability to pass along increased labor costs to existing customers. The failure of CONMED to attract and retain sufficient skilled personnel at economically reasonable compensation levels may limit CONMED’s ability to perform under its contracts, which could lead to the loss of existing contracts or its ability to gain new contracts, and may impair CONMED’s ability to operate and expand its business, as well as harm its financial performance.

WE MAY EXPERIENCE UNBUDGETED INCREASES IN COSTS RELATED TO THE PROVISION OF HEALTHCARE. Currently, CONMED predicts the costs of healthcare based on prior experience and projected increases. The projections for future increases are based on historical trends and expected increases related to the development of new healthcare initiatives, treatments and disease states. For example recent increases in the use of high cost psychiatric medications have triggered increases in the projected costs of those medications in the bid process. However, mid cycle increases, such as those associated with the need to use a more expensive antibiotic for a drug resistant infection, or the development of a standard treatment for Hepatitis C, for example, would produce significant cost overruns in pharmacy budgeted expenses.

WE ARE SUBJECT TO NECESSARY INSURANCE COSTS. Workers’ compensation, employee health, medical professional and general liability insurance represent significant costs to us. Because we significantly self-insure for workers’ compensation, employee health, medical professional and general liability risks, our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers’ compensation and employee health, rising health care costs in general. Further, additional terrorist attacks, such as those on September 11, 2001, and concerns over corporate governance and corporate accounting scandals, could make it more difficult and costly to obtain liability and other types of insurance. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

WE MAY BE ADVERSELY AFFECTED BY INFLATION. Many of our medical services contracts provide for fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, insurance, medical, and food costs, increase at rates faster than increases, if any, in our contract fees, then our profitability would be adversely affected.

WE MAY EXPERIENCE LIABILITY SUITS. Our medical services to correctional and detention facilities exposes us to potential third-party claims or litigation by inmates or other persons for adverse outcomes (medical malpractice) as well as suits related to infringement of their 8th amendment rights (deliberate indifference). It is likely that as we grow it will be exposed to additional healthcare liability issues. CONMED currently maintains medical professional liability insurance to cover potential losses, in the amounts of $1,000,000 per incident, $3,000,000 per physician or location aggregate, and $5,000,000 in the aggregate. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to us, or at all. A successful claim against us in excess of our insurance coverage could materially harm our business.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS. We intend to grow through internal expansion and through selective acquisitions. We cannot assure you that we will be able to identify, acquire or profitably manage acquired operations or that operations acquired will be profitable or achieve levels of profitability that justify the related investment. Acquisitions involve a number of special risks, including possible adverse short-term effects on our operating results, diversion of management’s attention from existing business, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our Common stock in the foreseeable future. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our common stock. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

THE LIABILITY OF OUR OFFICERS AND DIRECTORS IS LIMITED. As part of the Plan of Recapitalization, we reincorporated as a Delaware corporation and we provide our officers and directors indemnification to the fullest extent allowed under the Delaware General Corporation Law. We also carry directors and officer’s liability insurance. In addition, we plan to enter into an indemnification agreement with our officers and directors in 2007 which will provide for expanded indemnification rights for such individuals. As a result of the foregoing, stockholders may be unable to recover damages against our officers and directors for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties and may otherwise discourage or deter our stockholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our stockholders.

WE MAY NOT BE ABLE TO COMPLY WITH THE SARBANES-OXLEY ACT. The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance requirements and additional requirements may be enacted in the future. Since the common stock is currently quoted on the OTC Bulletin Board, we are not currently subject to a number of such governance requirements. Although we expect to implement the requisite changes to become compliant with existing requirements, and new requirements when they do apply to us, we may not be able to do so, or to do so in a timely manner. If we do not come into compliance with the Sarbanes-Oxley governance requirements, we may not be able to list our securities on either AMEX or Nasdaq markets in the event we ever attempt to do so.

CERTAIN STOCKHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT FURTHER THE BEST INTERESTS OF ALL STOCKHOLDERS. Our officers, directors and principal stockholders (greater than 5% stockholders) together own a majority of our issued and outstanding common stock. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of us and might affect the market price of our common stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE IT HARDER FOR US TO BE ACQUIRED WITHOUT THE CONSENT AND COOPERATION OF OUR BOARD OF DIRECTORS AND MANAGEMENT. Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

Risks Related to Our Securities

TRADING IN OUR COMMON STOCK OVER THE LAST 12 MONTHS HAS BEEN LIMITED, SO INVESTORS MAY NOT BE ABLE TO SELL AS MANY OF THEIR SHARES AS THEY WANT AT PREVAILING PRICES. Shares of our common stock are traded on the OTC Bulletin Board. Approximately 827 shares as adjusted for the 1-for-20 reverse stock split, were traded on an average daily trading basis for the twelve (12) months ended December 31, 2006. If limited trading in our common stock continues, it may be difficult for investors once and if the securities are registered, to sell the securities acquired by them. Also, the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, WHICH MAY LEAD TO LAWSUITS AGAINST US. Our common stock is currently traded on the OTC Bulletin Board under the symbol “CMHM”. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many companies like ours. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

The trading price of our common stock could also be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of new contracts, cancellations of existing contracts or new acquisitions by us or our competitors, changes in financial estimates by securities analysts or other events or factors. When the market price of a company’s stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP. We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

OUR COMMON STOCK IS SUBJECT TO, AND OUR ADDITIONAL FINANCING REQUIREMENTS COULD RESULT IN, DILUTION TO EXISTING STOCKHOLDERS. Our common stock is subject to dilution from shares reserved for issuance. Additional financings which we may require have and may in the future be obtained through one or more transactions which have diluted or will dilute (either economically or in percentage terms) the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The issuance of additional warrants or options, and the exercise of such warrants or options, may also cause further dilution of the ownership interests of our stockholders.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK. The Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock, which qualifies as “penny stock”, is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them. Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET. We are authorized to issue 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 31, 2007, there are 11,800,026 shares of common stock and no shares of preferred stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under our 2007 Stock Option Plan (the “Stock Option Plan”). In addition, under most circumstances, our board of directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

As of March 31, 2007, we have outstanding warrants to purchase 1,500,000 shares of common stock, exercisable at $0.30 per share, and expiring 5 years from the grant date, and warrants to purchase 500,000 shares of common stock, exercisable at $2.50 per share, expiring 5 years from the grant date all of which were issued to investors in the private placement. Further, we issued warrants to purchase 300,000 shares of common stock to the placement agent in the private placement, at an exercise price equal to $2.75 per share expiring 5 years from the grant date and warrants to purchase 250,000 shares of common stock exercisable at $0.30 per share as converted, expiring October 24, 2010 were issued by Pace in 2005. In addition, the Board of Directors and our stockholders have approved the Stock Option Plan which reserves up to 1,600,000 shares of our common stock for issuance under its terms, all of which have been authorized for issuance as of March 14, 2007 at exercise prices ranging from $2.01 per share to $3.30 per share, which the board deemed to be the fair value at the time such options were awarded.

Our board of directors has the authority, without stockholder approval, to create and issue additional stock options, warrants and one or more series of preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock. As indicated above, no shares of preferred stock are currently outstanding.

To the extent shares of our common stock or preferred stock are issued, or options or warrants are exercised, investors in our securities will experience further dilution and the presence of such derivative securities may make it more difficult to obtain any future financing. In addition, in the event any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, investors may experience additional dilution.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET. From time to time, certain of our stockholders may be eligible to sell all or some of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. 285,804 of our shares of common stock have been issued for more than two years and are eligible for sale in compliance with Rule 144, without regard to the volume limitations thereunder, except for any shares held by our affiliates within the meaning of Rule 144.

In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a non-affiliate of ours that has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our publicly traded securities.

CAPITALIZATION

The following table describes our capitalization as of December 31, 2006. The unaudited pro forma capitalization information has been prepared assuming the Acquisition, Private Placement and Plan of Recapitalization had been completed on December 31, 2006 and reflects the plan of recapitalization. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the acquisition, private placement and plan of recapitalization had actually occurred on December 31, 2006. You should read the following table in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus, as well as the annual report on form 10KSB filed on March 29, 2007.

	As of December 31 2006
	Pace Healthcare Systems, Inc.	Conmed, Inc.	Pro forma Consolidated
Total Current Liabilities	$367,639	$1,679,485	$1,867,668
Total Long-Term Liabilities	-	13,236	13,236
Deferred taxes	-	-	2,145,000
Total Liabilities	367,639	1,692,721	4,025,904

Stockholders' Equity
Convertible participating preferred stock,	2,875,000	-	-
Common stock	29	300	1,180
Additional Paid In Capital	17,748,593	-	34,818,797
Retained Earnings (Deficit)	(19,269,000)	8,355	(19,269,000)
Total Stockholders' Equity	1,354,622	8,655	15,550,977
Total Liabilities and Stockholders' Equity	$1,722,261	$1,701,376	$19,576,881

SELECTED FINANCIAL DATA

We derived the following selected financial data from the audited financial statements and notes to the financial statements of Pace HealthCare Management Systems, Inc. as of and for the years ended December 31, 2006, 2005 and 2004. You should read the selected financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements.

The following unaudited pro forma Condensed Combined Statement of Operations is prepared to reflect financial results as if the Acquisition, Private Placement and Plan of Recapitalization had occurred prior to the beginning of the financial period being presented, and after giving effect to the Acquisition, Private Placement and Plan of Recapitalization. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the Acquisition, Private Placement and Plan of Recapitalization had actually occurred before January 1, 2006.

Statement of Operations Data

	For the Years Ended December 31,			Pro forma Consolidated for the Year ended December 31,
	2004	2005	2006	2006
Net Revenues	$-	$-	$-	$16,776,724
Salaries and employee benefits	-	-	-	9,431,427
Lab fees and medical supplies	-	-	-	4,782,506
Other operating expenses	110,316	119,394	466,686	1,978,152
Amortization of service contracts acquired	-	-	-	1,909,000
Amortization of employment contracts	-	-	-	268,800
Total Operating Expenses	110,316	119,394	466,686	18,369,885
Operating income (loss)	(110,316)	(119,394)	(466,686)	(1,593,161)
Financial income (expenses)	19,461	47,963	67,230	70,154
(Loss) before income taxes	(90,855)	(71,431)	(399,456)	(1,523,007)
Provision for income taxes (benefit)		-	-	(594,000)
Net income (loss)	(90,855)	(71,431)	(399,456)	(929,007)
Preferred dividends in arrears	(287,500)	(287,500)	(287,500)	-
Net (loss) income to common shareholders	$(378,355)	$(358,931)	$(686,956)	$(929,007)

Loss per share, basic and fully diluted	$1.32	$1.26	$2.40	$(0.08)
Weighted average number of common shares outstanding	285,804	285,804	285,804	11,800,026

The unaudited pro forma balance sheet has been prepared assuming the Acquisition, Private Placement and Plan of Recapitalization had been completed on December 31, 2006. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the Acquisition, Private Placement and Plan of Recapitalization had actually occurred on December 31, 2006.

Balance Sheet Data

	As of December 31,			Pro forma consolidated as of December 31,
	2004	2005	2006	2006
ASSETS
CURRENT ASSETS
Cash	$1,808,559	$1,738,958	$691,058	$6,074,329
Receivables	-	12,386	458	1,304,651
Prepaid expenses	6,950	6,257	13,287	239,916
Cash held in escrow	-	-	500,000	-
Total current assets	1,815,509	1,757,601	1,204,803	7,618,896

PROPERTY AND EQUIPMENT , NET	-	-	-	45,861

OTHER ASSETS
Deferred tax asset	-	-	-	297,000
Service contracts acquired	-	-	-	4,500,000
Non-compete agreements	-	-	-	1,000,000
Goodwill	-	-	-	6,112,700
Other	-	-	517,458	-
Deposit	-	-	-	2,424
Total other assets	-	-	517,458	11,912,124
	$1,815,509	$1,757,601	$1,722,261	$19,576,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	-	3,523	367,639	768,690
Accrued expenses	-	-	-	987,979
Deferred revenue	-	-	-	103,673
Notes payable, current portion	-	-	-	7,326
Total current liabilities	-	3,523	367,639	1,867,668

NOTES PAYABLE LONG-TERM	-	-	-	13,236

DEFERRED TAXES	-	-	-	2,145,000

EQUITY
Preferred stock	2,875,000	2,875,000	2,875,000	-
Common stock	29	29	29	1,180
Additional paid-in capital	17,738,593	17,748,593	17,748,593	34,818,797
Accumulated (deficit)	(18,798,113)	(18,869,544)	(19,269,000)	(19,269,000)
Total stockholders’ equity	$1,815,509	$1,754,078	$1,354,622	$15,550,977
	$1,815,509	$1,757,001	$1,722,261	$19,576,881

The following summary statement of operations and balance sheet data has been derived from the audited financial report of CONMED as of December 31, 2006 and 2005. CONMED has elected under the Internal Revenue Code to be taxed as an S Corporation. The stockholders of an S Corporation are taxed on their proportionate share of its taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The unaudited pro forma net income information in the summary statement of operation reflects the application of corporate income taxes to CONMED’s taxable income of an assumed combined federal and state tax rate of 40%. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if CONMED had not elected to be taxed as an S Corporation

Summary Statement of Operations
	For the Years Ended December 31
	2005	2006
Net revenues	$11,669,322	$16,776,724

Salaries and employee benefits	6,991,780	9,431,427
Lab fees and medical supplies	2,989,838	4,782,506
Other operating expenses	1,105,481	1,511,466
Total operating expenses	11,087,099	15,725,399

Operating income	582,223	1,051,325
Financial income (expenses)	(551)	2,924
Net Income	581,672	1,054,249

Earnings per share, basic and fully diluted	$581.67	$1,054.25

Distributions per common share	$372.00	$1,209.53

Unaudited pro forma net income:
Income before income tax expense	581,672	1,054,249
Pro forma income tax expense	232,669	421,700
Pro forma net income	349,003	632,549

Proforma per share earnings, basic and fully diluted	$349.00	$632.55

Weighted average number of common shares outstanding	1,000	1,000

Summary Balance Sheet
	As of December 31,
	2005	2006
ASSETS
CURRENT ASSETS
Cash	$487,029	$122,269
Receivables	547,250	1,304,193
Prepaid expenses	100,973	226,629
Total current assets	1,135,252	1,653,091

PROPERTY AND EQUIPMENT , NET	123,492	45,861
OTHER	2,424	2,424
	$1,261,168	$1,701,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	475,284	580,507
Accrued expenses`	437,131	987,979
Deferred revenue	112,998	103,673
Notes payable, current portion	17,200	7,326
Total current liabilities	1,042,613	1,679,485

NOTES PAYABLE LONG-TERM	54,618	13,236
EQUITY
Common stock	300	300
Retained earnings	163,637	8,355
Total stockholders’ equity	$163,937	$8,655
	$1,261,168	$1,701,376

OUR BUSINESS

General

As a result of the Supreme Court decision in Estelle v. Gamble 1976, all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties are required to provide healthcare services for their inmates. Our wholly-owned subsidiary, CONMED, is a specialist in the provision of these services.

County Correctional Healthcare Services

CONMED provides the following array of healthcare services for inmates in county facilities under contract with the counties served. The contracts are primarily multiple year, fixed cost contracts with annual escalations, caps on out-of-facility healthcare and catastrophic expenses, and adjustments on a per diem basis for changes in population served.

Correctional healthcare services include a broad array of services that support the care of inmates detained in county detention centers. Correctional healthcare services include but are not limited to the following categories:

• General healthcare services
• Acute care services
• Surgical Services
• Laboratory Services
• IV therapy
• EKG’s
• Diagnostic Imaging/Radiology
• Dialysis Services
• Durable Medical Equipment
• Hospital Services
• Mental health services
• Pharmacy
• Physical and Occupational Therapy
• Dental services

CONMED either directly provides these services within the detention facilities or contracts for the provision of these services within or outside the facility. CONMED makes every effort to provide the medical services within the facilities due to security and cost considerations.

Contracting

CONMED has a well developed and highly successful model for predicting healthcare costs based on 23 years of accumulated experience, external data on healthcare costs, trending, and knowledge of current and future drivers of cost. This predicative model is the basis for the cost proposals provided by CONMED in competitive bids. The model addresses and aggregates costs related to staffing, on site costs, out-of-facility costs, pharmacy, supplies, administrative costs, taxes, and contract fees. Having predictive reliability of costs assures a higher probability of sustained profits.

Staffing

CONMED provides staffing of healthcare professionals at each of the contracted facilities. The staffing patterns are obtained from the Request for Proposals (RFP) distributed by the counties. The level of staffing varies depending on the size of the facility, i.e., larger facilities typically require a larger staffing pattern. The ratio of staff members to inmates is approximately 24 full-time equivalent staff positions per 1,000 inmates. This ratio varies depending on the physical structure of the facilities and the specific desire of the administration of the individual facilities. Generally, CONMED contracts with existing staff at the facility to the greatest extent possible when entering into a new contract. The onsite staffing for any facility may include RN’s LPN’s, Medics, Medication Aides, Nursing Assistants, Physicians, Psychiatrists, Psychologists, Social Workers, Physician Assistants, Nurse Practitioners, Medical Records Clerks, Administrative and support staff.

CONMED actual staffing expenses generally come in under budget due to its aggressive management, and its focus on employee development and reward system, as well as careful management of overtime and low employee turnover rate (approximately 3%).

Pharmacy

CONMED provides medications for inmates within its contracted detention facilities. Medications are currently provided from two national pharmacy contractors, Diamond Pharmacy and Correct RX, which specialize in the provision of these services to detention centers. CONMED has an enormous amount of accumulated management information regarding pharmacy expenses in its contracted facilities. This information is useful in the cost proposal portions of its bids and also in its ability to focus on high cost areas within the provision of pharmacy services. A few examples follow:

1.
Atypical Antipsychotic Medications - Approximately 20% of inmates receive medication for psychiatric illness. The costs for these medications were relatively low and stable until 2002. At that time, several new medications were introduced to the general market that became popular with psychiatrists. These medications include Seroquel, Zyprexa and Risperidal. The introduction of these new medications to correctional facilities produced a sharp spike in pharmacy costs. Little or no evidence showed efficacy of these medications in the short term setting of county detention centers. Through a process of medical education for psychiatric providers, careful feedback regarding costs, and other programs, CONMED has been able to reduce costs to levels that existed prior to the introduction of these new medications. Such medications continue to be utilized, however, only in select and appropriate cases.

2.
Methicillin Resistant Staphylococcus Aureus (“MRSA”) - In 2003, an epidemic of MRSA emerged in hospitals, locker rooms and jails. Hospital treatments of MRSA generally included very expensive intravenous medications. Initially, jails followed and used this same treatment. In an effort to prevent and limit the spread of MRSA, as well as treat this disease in the correctional facilities, CONMED engaged the services of specially trained microbiologists to develop treatment protocols. This investment proved to be quite cost effective as the microbiologists determined that the most effective treatment of MRSA within this community (jails) was an inexpensive oral antibiotic, namely Bactrim.

In-Facility Services

CONMED provides comprehensive healthcare services from the time an inmate enters the facility until the time of such inmate’s release from the facility. In some cases, we are responsible for providing healthcare services to an individual at the time of his or her arrest. The vast majority of such services are provided on site by our clinical staff. CONMED’s healthcare services begin at intake with a screening examination and triage. Such services are continued through the provision of daily sick calls. Most states have implemented a statutory or audit requirement for a physical examination and dental examination of each inmate, to be conducted within 14 days of admission to the facility. The initial and subsequent examinations include psychiatric screening evaluations to detect suicide potential and major psychiatric illness requiring special treatment.

The costs for services provided within the facility are generally regionally-based and easily predicted. The highest costs relate to onsite x-rays, the majority of which are chest x-rays completed to discount active tuberculosis and x-rays for minor trauma.

Out-of-Facility Services

Inmates requiring services outside the facility fall into two broad categories: (i) emergencies and (ii) circumstances that require services beyond the capability of the facility. Out-of-Facility services are broken down into several categories, including third party administrators (“TPA”) and hospital services.  All out-of-facility services are provided through the use of a local or regional contracted network using a third party administrator. In some cases we have been able to negotiate rates of payment with local hospitals or high volume providers that are less expensive than the discounted rates offered through the TPA.

1. Hospital Services - CONMED enters into service agreements with local hospitals to provide in-patient services for inmates. In many cases, we are able to utilize the hospital-based “hospitalist program” to assure the most cost effective and shortest stays. In many cases, the courts will release inmates from custody at the time of hospitalization, thus releasing (i) CONMED from financial responsibility, (ii) the county from the responsibility of providing two Officers for round-the-clock security, and (iii) the hospital from the responsibility to provide a private room. When an inmate is hospitalized, a daily report is obtained from the Medical Director for the site, and from the Health Services Manager. The site administration remains in close contact with the hospital care provider to assure early repatriation to the facility. CONMED experiences hospital bed days of less than 100 per thousand inmates.

2. Third Party Administrator - CONMED contracts with TPA’s serving each facility in which it provides healthcare services. The TPA’s provide a network of physicians, hospitals and ancillary services that are paid based on contracted fee schedules. These fee schedules typically include 17% or more discounts over the charges. The TPA is compensated based on a percent of the savings to CONMED for the repricing of claims.

Dental Services

Dental services are provided onsite for most of our contracted facilities. Such facilities maintain dental suites with equipment for conducting dental x-rays. CONMED typically provides a contract dentist at a rate of approximately 12 hours per week, per 1000 inmates, depending on the RFP requirements.

Additional Services

Value-added services that CONMED provides to its clients include the following:

•
Healthcare Services Consultations - On request from the facility administration, CONMED will provide consultations on healthcare issues such as Tuberculosis, Avian Flu, AIDS, Hepatitis, Methadone, Reentry programs and many other topics pertinent to correctional healthcare. These consultations typically relate to policy issues affecting multiple facilities. In many cases CONMED has provided expert testimony to State legislative bodies and agencies.

•
Audit Compliance programs - CONMED provides an audit compliance program as part of our core responsibility to all sites. CONMED has experts in all State and National audit processes on staff. These individuals provide guidance to the sites to assure 100% audit compliance.

•
OSHA compliance programs - Regulation 1910.1030 of the U.S. Department of Labor, Occupational Safety & Health Administration (“OSHA”), provides guidelines and universal precautions that shall be observed to prevent contact with blood or other potentially infectious materials. Such regulations are applicable to all occupational exposure to blood or other potentially infectious materials. CONMED complies with OSHA and provides to its staff members, among other things, appropriate personal protective equipment such as gloves, gowns, laboratory coats, face shields or masks and eye protection, as well as mouthpieces, resuscitation bags, pocket masks, or other ventilation devices. The purpose of such protective equipment is to prevent blood or other potentially infectious materials to pass through to or reach the employee’s clothes, undergarments, skin, eyes, mouth etc. Other procedures we implement in accordance with OSHA include, but are not limited to, ensuring a clean and sanitary worksite, procedures for discarding contaminated waste, and cleaning and laundering its staff’s clothing and equipment.

•
Risk Management - CONMED promotes risk management through a process of daily monitoring of significant healthcare events, weekly and monthly review of trends and subsequent measured actions. Through attention to detail in the provision and documentation of healthcare, adherence to standards of care and monitoring of events, CONMED is able to substantially reduce the risk of poor outcomes and/ or litigation.

•
Sick call services for staff - CONMED provides limited sick call services to detention center staff for acute problems. This often allows the staff to continue at work rather than taking a sick day for a doctor’s visit. This value added service is appreciated by the facility staff and administration.

•
Emergency services for staff and visitors - CONMED believes it is imperative that its medical staff be well trained and equipped to handle emergencies. Thus, we ensures that our medical staff is familiar with the correctional facility and is equipped to deliver prompt emergency care anywhere in the facility. Specific equipment is maintained and restocked when necessary, within each facility in the event of an emergency, including an emergency kit capable of maintaining basic life support.

Sales and Marketing

Sales and marketing efforts for CONMED correctional healthcare services is based on the following:

1.
Market analysis - In 2004, CONMED engaged in a national market analysis and survey searching for markets with attractive opportunities. We have designated Colorado, Florida, Kansas, New Jersey, Oregon, Pennsylvania, Texas, Virginia, and Washington as early targets. The following are our prime targets:

a.	Facilities of 500 inmates or more that are currently not served by a correctional healthcare contractor;

b.	Facilities of 500 inmates or more that are served by a local hospital or healthcare provider;

c.	Facilities of 500 inmates or more that are served by a failing competitor;

d.	Facilities of 500 inmates or more that are served by a competitor that is leaving the county detention center market to focus on prisons; and

e.	Facilities of 500 inmates or more that are served by a competitor where the results of audits are known to have been sub-standard.
2.
Word of Mouth - CONMED has a well-developed contact network through our existing contracts and through our strategic relationships with national pharmacy contractors. This network has established early indications of counties considering outsourcing healthcare services, changing their current contractors or offering bids for other reasons.

3.	Online procurement services - CONMED contracts with ONVIA, an online government contracting research service, to establish early determinations of county intentions to bid.

4.
Trade meetings - CONMED’s staff attends annual regional and national trade meetings. These meetings serve as an opportunity to meet and greet new potential clients. Our trade show booth attracts attention with a variety of marketing tools and ‘give-aways’. CONMED often sponsors special events and awards at these meetings.

5.	Cold calls - CONMED uses, to a limited extent, cold calls typically only in cases where some collateral indication of a probability of success exists.

6.	Advertising in Trade Journals.

7.	Public Speaking engagements for special topics on request.

8.	Website promotion of CONMED’s capabilities and experience.

CONMED currently utilizes its CEO, Medical Director and Vice President of Strategic Planning as well as the founders and executive vice presidents as the primary sales force. We anticipate adding a full-time Director of Marketing and Research during 2007. In additiona, we have entered into marketing consulting agreements to facilitate our efforts in Kansas, Oklahoma, Texas, Florida, Virginia and Pennsylvania.

Competition

CONMED is aware of four major sources of competition:

1.
National contracting companies that serve both the county and state prison systems. While CONMED is aware of several national companies that provide healthcare services to county detention centers, it appears this is not their main focus. These companies, including Prison Health Services, Inc., Correctional Medical Services, Inc., Correct Care Solutions Inc., Wexford Health Sources, Inc., Naphcare, Inc and Armor Correctional Health Services are primarily in the business of providing services to state prisons. There are a few companies that provide healthcare services to county detention centers within confined regions, such as California Forensic Medical Group Inc. in California, and Primecare Medical, Inc. in Pennsylvania. These companies are privately held and can be characterized as small to medium size businesses when compared to the major national prison healthcare companies.

2.
Local or regional companies focused on county detention centers. CONMED’s main competitors include Primecare in Pennsylvania and CFMG in California. There are several small local groups in markets which we are developing at this time.

3.
Local Hospitals. We have seen several incidences of local hospital systems providing healthcare services to the county detention centers. Such incidences arose out of the absence of other interested providers. In two cases of which we are aware, Volusia County Florida and Sedgwick County Kansas, the hospital costs for these counties were extremely high, as might be expected. Counties seeking significant cost savings will seek a contractor other than the local hospital.

4.
Local Physicians. In some cases, our competitor is a local solo physician or group of physicians. Such contractors typically provide only the onsite sick call services. They have limited expertise in the correctional healthcare services provision. Increasingly, they are unable to obtain cost effective liability insurance that will cover both their primary work, as well as their correctional healthcare services.

Intellectual Property

CONMED does not currently own and has not registered any trademarks, patents, or any other intellectual property.

Government Regulation

The industries in which CONMED operates are subject to extensive federal, state and local regulations and/or orders of judicial authorities, including healthcare, pharmaceutical and safety regulations and judicial orders, decrees and judgments. Some of the regulations and orders are unique to CONMED’s industries, and the combination of regulations and orders it faces is unique. Generally, prospective providers of healthcare and pharmaceutical services to correctional facilities must be able to detail their readiness to, and must comply with, a variety of applicable state and local regulations and State and National standards. CONMED’s contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. In addition, CONMED’s doctors, nurses, pharmacists and other healthcare professionals who provide services on its behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct. CONMED’s services are also subject to operational and financial audits by the governmental agencies with which CONMED has contracts and by the courts of competent jurisdiction. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). CONMED may not always successfully comply with these regulations and failure to comply can result in material penalties, non-renewal or termination of contracts with correctional facilities or prohibition from proposing for new business in certain jurisdictions.

Health Insurance Portability and Accountability Act of 1996. The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) require the use of uniform electronic data transmission standards for health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. CONMED does not electronically file at present, but may do so in the future, subjecting it to all of the regulations of HIPAA. HIPAA also includes regulations on standards to protect the security and privacy of health-related information. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information, whether communicated electronically, on paper or orally.

Corporate Practice of Medicine/Fee Splitting. Many of the states in which CONMED operates have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies. CONMED reviews, on an ongoing basis, the applicable laws in each state in which CONMED operates and reviews its arrangements with its healthcare providers to ensure that these arrangements comply with all applicable laws. CONMED has no assurance that governmental officials responsible for enforcing these laws will not assert that CONMED, or transactions in which it is involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with CONMED’s interpretations.

Regulation of Bid Process and Contracting. Contracts with governmental agencies are obtained primarily through a competitive bidding process, which is governed by applicable state and local statutes and ordinances. Although practices vary, typically a formal request for proposal (“RFP”) is issued by the governmental agency, stating the scope of work to be performed, length of contract, performance bonding requirements, minimum qualifications of bidders, selection criteria and the format to be followed in the bid or proposal. Usually, a committee appointed by the governmental agency reviews bids and makes an award determination. The committee may award the contract to a particular bidder or decide not to award the contract. The committees consider a number of factors, including the technical quality of the proposal, the bid price and the reputation of the bidder for providing quality care. The award of a contract may be subject to formal or informal protest by unsuccessful bidders through a governmental appeals process. If the committee does not award a contract, the correctional agency may, among various options, continue to provide healthcare services to its inmates with its own personnel or the existing provider.

Certain RFPs and contracts require the bidder to post a bid bond or performance bond. Performance bonding requirements may cover one year or up to the length of the contract. Due to circumstances related to September 11, 2001 and the collapse of certain major corporations, the surety market has sharply contracted and the cost of surety bonds has substantially increased. In order to avoid the additional costs that performance bonds add to the contracts, increasingly clients are reducing or eliminating the need for performance bonds.

CONMED’s contracts with governmental agencies often require it to comply with numerous additional requirements regarding record-keeping and accounting, non-discrimination in the hiring of personnel, safety, safeguarding confidential information, management qualifications, professional licensing requirements, emergency healthcare needs of corrections employees and other matters. If a violation of the terms of an applicable contractual or statutory provision occurs, a contractor may be debarred or suspended from obtaining future contracts for specified periods of time in the applicable location. CONMED has never been debarred or suspended from seeking procurements in any jurisdiction.

Major Contracts

Substantially all of CONMED’s operating revenue is derived from contracts with county governmental entities. CONMED’s top three clients, Sedgwick County Detention Center, Baltimore County Detention Center and Harford County Detention Center, generated approximately forty-two percent (42%) of its total revenues for the year ended December 31, 2006. Summaries of CONMED’s largest contracts follow below.

Sedgwick County Detention Center Contract. CONMED entered into a Services Agreement with the Board of County Commissioners of Sedgwick County, Kansas (“Sedgwick County”), on January 31, 2005, for a period of approximately two (2) years, and Sedgwick County, at its option, may extend the agreement annually for two (2) additional 1-year terms upon written notice to CONMED. Sedgwick County pays CONMED a base monthly fee, which may be adjusted for changes in inmate population levels. CONMED also provides, at its own expense, a performance bond for thirty-three percent (33%) of the total value of the awarded contract. CONMED may terminate the agreement upon thirty (30) days written notice. Either party may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

Harford County Detention Center Contract. CONMED entered into a Health Services Agreement with the Sheriff of Harford County on March 14, 2002 to provide medical services to the inmates at the Harford County Detention Center (“HCDC”), for an initial term of one (1) year, with the HCDC having the exclusive option to renew such agreement for four (4) additional one (1) year terms. The HCDC pays CONMED a base monthly fee, which may be adjusted for changes in inmate population levels. Under the agreement, CONMED is subject to mandatory staffing requirements. CONMED may automatically terminate the agreement in the event HCDC fails to make timely payment due to CONMED. The HCDC may terminate the agreement should the HCDC determine that such termination is in the best interests of the HCDC, or if CONMED fails to fulfill its obligations under the agreement.

Baltimore County Detention Center. CONMED is currently providing medical services to Baltimore County Detention Center on an interim transition basis. CONMED has entered into final negotiations for a new nine year contract with an annual revenue value equal to approximately $5.6 million and an aggregate revenue value equal to approximately $54 million. If CONMED does not finalize the terms of this Baltimore County contract, and does not gain Baltimore County as one of their contracted site facilities, CONMED’s future business and financial performance may be seriously harmed.

Employees

As of March 2007, CONMED had approximately 169 full-time and 11 part-time employees and 121 per diem employees, and 24 position contractors. CONMED provides all full-time employees with a comprehensive benefits package including medical insurance, education stipend, dental insurance, 401-K and paid vacation. CONMED believes that its relations with its employees are good. None of its employees belong to a union.

Property

LaPlata, Maryland. In November, 2004, CONMED entered into an office lease agreement for approximately 2,400 square feet of office space housing CONMED’s executive and administrative offices at an annual rental of $29,088 for 2004, increasing to $32,738 in the final year of the lease, which expires on November 30, 2009, subject to a 5 year renewal option. CONMED currently intends to expand its facilities in the near future by approximately 2,500 additional square feet. Following the Acquisition, the LaPlata, Maryland offices have also become Pace’s executive offices.

Legal Proceedings

CONMED is currently involved in the following potential or threatened legal proceedings:

(i)     Linda Courtillet, et al. v. Stephen Goldberg, MD, et al. - Linda Courtillet is bringing a wrongful death action against CONMED, among others, on behalf of her son, Logan Courtillet, an inmate at Charles County Detention Facility who committed suicide on the premises on March 1, 2005. A complaint seeking money damages is to be filed in the Circuit Court for Charles County, MD in the near future. Currently, CONMED’s insurer, National Fire and Marine, is providing a defense in this action.

(ii) Board of Nursing - In early 2005, the MD Board of Nursing (“BON”) commenced an investigation (which is currently ongoing as of today) regarding whether certain CONMED employees licensed by the BON, or at least subject to the jurisdiction of BON, performed work at certain detention facilities in contract with CONMED whereby such employees were not properly licensed. BON has acknowledged that it does not have jurisdiction over the actions of CONMED itself, however, the BON has threatened to take disciplinary action against 10 - 20 current or former employees of CONMED. CONMED’s management has fully cooperated with the BON and has implemented a number of changes intended to address BON’s stated concerns. To the best of CONMED’s knowledge, the BON has conducted all necessary employee interviews, and CONMED is currently awaiting BON’s next steps or actions relating to these employees.

(iii) Theresa Lynn Rhoderick, PR for the Estate of Michael Rutherford, Sr., et al. v. CONMED, Inc., Case No. 06-2379 - This matter was brought in the Circuit Court for Frederick County. Michael Rutherford, a known asthmatic inmate with a significant medical history, died of congestive heart failure with an underlying condition of mitral stenosis at John Hopkins Hospital on September 25, 2005. A wrongful death and survival action has been filed against CONMED on behalf of Mr. Rutherford. CONMED’s insurer is providing a defense of this action. Mr. Francis X. Leary has been engaged by CONMED’s insurer to serve as CONMED’s defense counsel in this matter as well.

(iv) Derek L. Simms v. Steven R. Williams, et al., Civil Action No. WMN-06-2867 - this claim was brought in the United States District Court for the District of Maryland. Derek Simms filed a complaint alleging that he suffered injuries which were caused by the negligent medical care provided by CONMED while he was incarcerated in Dorchester County Detention Center. Mr. Simms alleged that he did not receive adequate analgesic medication from CONMED, as he was treated for an infectious disease. CONMED’s insurer has retained Mr. Leary to serve as CONMED’s defense counsel in this matter. On December 21, 2006, Mr. Leary filed a Motion to Dismiss, or in the alternative, Motion for Summary Judgment. The Motion was based on the failure of Mr. Simms to state a cause of action upon which relief may be granted, and the failure to state a claim for violation of his 8th and 14th Amendment rights.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Since the proceeds of exercise of the warrants will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants covered by this prospectus.

SELLING STOCKHOLDERS

Up to an aggregate of 8,300,000 shares of common stock may be offered under this prospectus. This amount includes up to 6,000,000 shares of common stock and up to 2,300,000 shares of common stock issuable upon the exercise of warrants.

The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of March 31, 2007. All share numbers are based on information that these stockholders supplied to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned	Number of Shares to be Offered for the Account of the selling stockholder	Number of Shares to be Beneficially Owned after this Offering	Percentage to be Beneficially Owned after this Offering

Core Fund, L.P.	None	133,333 (1)	133,333 (1)	0	0
Vision Opportunity Master Fund., Ltd.	None	490,667 (2)	490,667 (2)	0	0
The Pinnacle Fund, LP.	None	2,666,667 (3)	2,666,667 (3)	0	0
Egatniv, LLC	None	26,667 (4)	26,667 (4)	0	0
Maurice Gauchot	None	16,000 (5)	16,000 (5)	0	0
Heller Capital Investments	None	400,000 (6)	400,000 (6)	0	0
Flat Universe, LLC	None	26,667 (7)	26,667 (7)	0	0
Robert J. Tursi	None	26,667 (8)	26,667 (8)	0	0
Clancy G. Sullivan	None	53,333 (9)	53,333 (9)	0	0
William & Sharon Mitchell, JTWROS	None	26,667 (10)	26,667 (10)	0	0
Robert A. Melnick	None	26,667 (11)	26,667 (11)	0	0
Diamond Opportunity Fund, LLC	None	213,333 (12)	213,333 (12)	0	0
White Sand Investor Group, L.P.	None	213,333 (13)	213,333 (13)	0	0
Peter Unanue	None	53,333 (14)	53,333 (14)	0	0
Millenium Partners, L.P.	None	266,667 (15)	266,667 (15)	0	0
LB I Group Inc.	None	2,666,667 (16)	2,666,667 (16)	0	0
Sand Brothers Venture Capital LLC	None	53,333 (17)	53,333 (17)	0	0
Sands Brothers Venture Capital II LLC	None	53,333 (18)	53,333 (18)	0	0
Sands Brothers Venture Capital III LLC	None	240,000 (19)	240,000 (19)	0	0
Sands Brothers Venture Capital IV LLC	None	133,333 (20)	133,333 (20)	0	0
2116 Partners	None	26,667 (21)	26,667 (21)	0	0
Katie and Adam Bridge Partners LP	None	26,667 (22)	26,667 (22)	0	0
Miracle Growth LLC	None	53,333 (23)	53,333 (23)	0	0
David J. Rosenfeld	None	13,333 (24)	13,333 (24)	0	0
Grossman Family Trust	None	40,000 (25)	40,000 (25)	0	0
Myron F. Steves, Jr.	None	53,333 (26)	53,333 (26)	0	0
Maxim Group LLC	(27)	300,000 (27)	300,000 (27)	0	0

1.
Represents 100,000 shares of common stock, 25,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

2.
Represents 368,000 shares of common stock, 92,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 30,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Adam Benowitz exercises voting and dispositive power with respect to the shares offered hereby.

3.
Represents 2,000,000 shares of common stock, 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. The terms of the warrants issued to the selling stockholder, whose underlying shares of common stock are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrants if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 9.9% of the outstanding shares of our common stock on the date of issuance of such shares. Barry M. Kitt exercises voting and dispositive power with respect to the shares offered hereby.

4.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Seth Farbman exercises voting and dispositive power with respect to the shares offered hereby.

5.
Represents 12,000 shares of common stock, 3,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,000 shares of common stock issuable upon exercise of warrants at $2.50 per share.

6.
Represents 300,000 shares of common stock, 75,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 25,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Ronald I. Heller exercises voting and dispositive power with respect to the shares offered hereby.

7.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

8.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

9.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

10.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Both William and Sharon Mitchell exercise voting and dispositive power with respect to the shares offered hereby.

11.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

12.
Represents 160,000 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David Hokin, Robert Rubin and Richard Marks exercise voting and dispositive power with respect to the shares offered hereby. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these securities.

13.
Represents 160,000 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Owen Donnelley, Elliott Donnelley and Marshall Donnelley exercise voting and dispositive power with respect to the shares offered hereby.

14.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

15.
Represents 200,000 shares of common stock, 50,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 16,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be constructed in and of itself as an admission by either of Millennium Management L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.

16.
Represents 2,000,000 shares of common stock, 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. The terms of the warrants issued to the selling stockholder, whose underlying shares of common stock are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrants if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 9.9% of the outstanding shares of our common stock on the date of issuance of such shares. Jeffrey Ferrell exercises voting and dispositive power with respect to the shares offered hereby.

17.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

18.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

19.
Represents 180,000 shares of common stock, 45,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 15,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

20.
Represents 100,000 shares of common stock, 25,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

21.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Helen Gabin exercises voting and dispositive power with respect to the shares offered hereby.

22.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

23.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Deirdre Henderson exercises voting and dispositive power with respect to the shares offered hereby.

24.
Represents 10,000 shares of common stock, 2,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 833 shares of common stock issuable upon exercise of warrants at $2.50 per share.

25.
Represents 30,000 shares of common stock, 7,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 2,500 shares of common stock issuable upon exercise of warrants at $2.50 per share. Raphael Grossman exercises voting and dispositive power with respect to the shares offered hereby.

26.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

27.
The number of shares beneficially owned represents shares of common stock underlying warrants received by Maxim Group, LLC as compensation for services rendered as placement agent in connection with the private placement completed in January 2007.  These warrants may be exercised by Maxim Group, LLC at $2.75 per share until January 26, 2012. In connection with its services as our placement agent, Maxim Group, LLC also received cash compensation and expenses.  Such warrants contain customary anti-dilution protection for stock splits, dividends and rights of first refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services. Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. Maxim Partners LLC owns 94% of Maxim Group, LLC, a registered broker dealer.

Additional Disclosure

Dollar value of Underlying Securities Registered for Resale in this Prospectus

The closing price per share of our common stock on January 26, 2007, the date of sale of the preferred stock pursuant to the private placement, as adjusted by the 1 for 20 reverse stock split which occurred March 15, 2007, was $5.00. However this price does not reflect the true value of our securities at that time due to the fact that we were operating as a public shell, the trading volume in the common stock was extremely low and highly speculative, and the total public float represented less than 3% of our common shares outstanding following the Private Placement and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, for the purpose of the following calculations we used the market price as established by the equity offering of $2.01. We believe this is the best estimate of the fair value of the securities at the time of the offering and it was determined as follows:

Total offering proceeds	6,000,000	$2.50 (1)	$15,000,000
Less fair value of warrants at $0.30 per share	1,500,000	$1.75 (2)	$(2,628,347)
Less fair value of warrants at $2.50 per share	500,000	$0.58 (2)	$(289,664)
Total proceeds less fair value allocated to warrants			$(2,918,011)
Net price allocated to the preferred shares			$12,081,989
Fair value per share			$2.01 (3)

(1) Stated conversion price of the preferred shares.
(2) Represents the calculated fair value per warrant using the Black-Scholes pricing model.
(3) The fair value per share issued equals the stated conversion price less the fair value of the warrants.

Payments Made in Connection with the Financing

The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that we have made or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Payments previously made (1)
Cash	$1,500,000
Warrants	$154,940

Payments under stock purchase agreement
Liquidated damages (failure to deliver unlegended shares) (2)	*
Buy-in payment (2)	*
Lawsuit reimbursement, if any (2)	*

Payments under registration rights agreement
Liquidated damages for failure to have registration statement effective by June 1, 2007 (3)	*
Penalty interest on failure to pay liquidated damages (18%) (2)	*

Payments under warrants
Buy-in payment (2)	*

(1)
Consists of compensation paid to Maxim Group LLC for services rendered as placement agent, including (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) warrants to purchase 300,000 shares of common stock at an exercise price equal to $2.75 per share of common stock.

(2)	We are unable to estimate at this time if any such payments will be payable, or, if payable, what such amount would be.

(3)	Amount capped at (i) 1% of purchase price of the preferred stock per 30 day period and (ii) an aggregate of 10% of purchase price of the preferred stock ($1,500,000).

The net proceeds we received from the financing were $12,845,549. From the gross proceeds of $15,000,000, Maxim Group LLC, the placement agent for the financing, received cash compensation of $1,500,000, plus reimbursement for accountable expenses in the amount of $50,000, as well as filing fees associated with Blue Sky filings, in an amount of $5,000. Additional expenses for legal and accounting fees, plus other related offering expenses, totaled approximately $599,451.

Total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of convertible preferred stock are $0, as all shares of preferred stock were converted prior to the filing of the registration statement of which this prospectus forms a part, and there are no payments due any of the stockholders under the terms of the preferred stock. Notwithstanding the forgoing, total possible payments under agreements entered into in connection with the sale of the preferred stock to all selling stockholders and any of their affiliates in the year following January 26, 2007 consist of the following:

1. $10 per trading day, as partial liquidated damages, for each $1,000 of common stock (based on the VWAP of the common stock on the date submitted to the transfer agent) delivered for removal of the current restrictive legend (increasing to $20 per trading day 5 trading days after such damages have begun to accrue) for each trading day after the second trading day following the legend removal date until such certificate is delivered without a legend.

2. If we fail to cause our transfer agent to transmit to each selling stockholder a certificate or certificates representing the common stock in requisite form on or before the second trading day after the applicable legend removal date, and if after such date such selling stockholder is required by its broker to purchase (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the selling stockholder of common stock which the selling stockholder anticipated receiving in the form required (a “Buy-In”), then we shall pay in cash to such selling stockholder the amount by which (x) such selling stockholder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed. A similar provision exists with respect to the common stock underlying each of the warrants issued to the selling stockholders. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

3. If any selling stockholder becomes involved in any proceeding by or against any person who is a stockholder (except as a result of sales, pledges, margin sales and similar transactions by such selling stockholder to or with any other stockholder), solely as a result of such selling stockholder’s acquisition of our securities, we will reimburse such selling stockholder for its legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

4. We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction documents in the private placement or as a result of any action instituted against a selling stockholder with respect to the private placement, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

5. If the registration statement of which this prospectus forms a part is not effective on or before June 1, 2007, we must pay to each selling stockholder an amount equal to 1% of the aggregate purchase price paid by such selling stockholder for any registrable securities not then registered for resale pursuant to an effective registration statement. In no event shall we be liable for liquidated damages in excess of 1% in any 30-day period and the maximum aggregate liquidated damages payable to a selling stockholder shall be 10.0% of the aggregate subscription amount paid by such selling stockholder. Thus, in the event the registration statement of which this prospectus forms a part has not been declared effective prior to April 1, 2008, the total possible payments we would have to make pursuant to these liquidated damages would be an aggregate of $1,500,000. If we fail to pay any damages within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum. Although we do not anticipate having to pay any amounts pursuant to this provision, assuming liquidated damages of $1,500,000, one year’s interest at 18% would equal $270,000, for aggregate payments of $1,770,000.

Profits on Conversion of Preferred Stock

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the preferred stock which was converted into common stock on March 15, 2007.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Conversion Price Of Preferred Stock(1)	Total Shares Underlying Preferred Stock	Combined Market Price of Shares Underlying Preferred Stock	Combined Conversion Price of Shares Underlying Preferred Stock	Total Possible Discount to Market Price

Core Fund, L.P.	$2.01	$2.50	100,000	$201,000	$250,000	$(49,000)
Vision Opportunity Master Fund, Ltd.	$2.01	$2.50	368,000	$739,680	$920,000	$(180,320)
The Pinnacle Fund, L.P.	$2.01	$2.50	2,000,000	$4,020,000	$5,000,000	$(980,000)
Egatniv, LLC	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800)
Maurice Gauchot	$2.01	$2.50	12,000	$24,120	$30,000	$(5,880)
Heller Capital Investments	$2.01	$2.50	300,000	$603,000	$750,000	$(147,000)
Flat Universe, LLC	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800
Robert J. Tursi	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800)
Clancy G. Sullivan	$2.01	$2.50	40,000	$80,400	$100,000	$(19,600)
William and Sharon Mitchell, JTWROS	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800)
Robert A. Melnick	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800)
Diamond Opportunity Fund, LLC	$2.01	$2.50	160,000	$321,600	$400,000	$(78,400)
White Sand Investor Group, L.P..	$2.01	$2.50	160,000	$321,600	$400,000	$(78,400)
Peter Unanue	$2.01	$2.50	40,000	$80,400	$100,000	$(19,600)
Millennium Partners, L.P.	$2.01	$2.50	200,000	$402,000	$500,000	$(98,000)
LB I Group Inc.	$2.01	$2.50	2,000,000	$4,020,000	$5,000,000	$(980,000)
Sand Brothers Venture Capital LLC	$2.01	$2.50	40,000	$80,400	$100,000	$(19,600)
Sand Brothers Venture Capital II LLC	$2.01	$2.50	40,000	$80,400	$100,000	$(19,600
Sand Brothers Venture Capital III LLC	$2.01	$2.50	180,000	$361,800	$450,000	$(88,200)
Sand Brothers Venture Capital IV LLC	$2.01	$2.50	100,000	$201,000	$250,000	$(49,000)
2116 Partners	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800)
Katie and Adam Bridge Partners LP	$2.01	$2.50	20,000	$40,200	$50,000	$(9,800)
Miracle Growth LLC	$2.01	$2.50	40,000	$80,400	$100,000	$(19,600)
David J. Rosenfeld	$2.01	$2.50	10,000	$20,100	$25,000	$(4,900)
Grossman Family Trust	$2.01	$2.50	30,000	$60,300	$75,000	$(14,700)
Myron F. Steves, Jr.	$2.01	$2.50	40,000	$80,400	$100,000	$(19,600)

Total			6,000,000	$12,060,000	$15,000,000	$(2,940,000))

(1)  All shares of preferred stock were converted into shares of common stock on March 15, 2007.

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the common stock purchase warrants issued in connection with the January 26, 2007 private placement.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $0.30 Warrant	Total Shares Underlying $2.50 Warrant	Market Price of Shares Underlying $0.30 Warrants (1	Conversion Price of Shares Underlying $0.30 Warrants (1)	Total Possible Discount to Market Price (1)

Core Fund, L.P.	$2.01	25,000	8,333	$50,250.00	$7,500.00	$42,750.00
Vision Opportunity Master Fund, Ltd.	$2.01	92,000	30,667	$184,920.00	$27,600.00	$157,320.00
Egatniv, LLC	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Maurice Gauchot	$2.01	3,000	1,000	$6,030.00	$900.00	$5,130.00
Heller Capital Investments	$2.01	75,000	25,000	$150,750.00	$22,500.00	$128,250.00
Flat Universe, LLC	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Robert J. Tursi	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Clancy G. Sullivan	$2.01	10,000	3,333	$20,100.00	$3,000.00	$17,100.00
William and Sharon Mitchell, JTWROS	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Robert A. Melnick	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Diamond Opportunity Fund, LLC	$2.01	40,000	13,333	$80,400.00	$12,000.00	$68,400.00
White Sand Investor Group, L.P.	$2.01	40,000	13,333	$80,400.00	$12,000.00	$68,400.00
Peter Unanue	$2.01	10,000	3,333	$20,100.00	$3,000.00	$17,100.00
Millennium Partners, L.P.	$2.01	50,000	16,667	$100,500.00	$15,000.00	$85,500.00
The Pinnacle Fund, L.P.	$2.01	500,000	166,667	$1,005,000.00	$150,000.00	$855,000.00
LB I Group Inc.	$2.01	500,000	166,667	$1,005,000.00	$150,000.00	$855,000.00
Sand Brothers Venture Capital LLC	$2.01	10,000	3,333	$20,100.00	$3,000.00	$17,100.00
Sand Brothers Venture Capital II LLC	$2.01	10,000	3,333	$20,100.00	$3,000.00	$17,100.00
Sand Brothers Venture Capital III LLC	$2.01	45,000	15,000	$90,450.00	$13,500.00	$76,950.00
Sand Brothers Venture Capital IV LLC	$2.01	25,000	8,333	$50,250.00	$7,500.00	$42,750.00
2116 Partners	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Katie and Adam Bridge Partners LP	$2.01	5,000	1,667	$10,050.00	$1,500.00	$8,550.00
Miracle Growth LLC	$2.01	10,000	3,333	$20,100.00	$3,000.00	$17,100.00
David J. Rosenfeld	$2.01	2,500	833	$5,025.00	$750.00	$4,275.00
Grossman Family Trust	$2.01	7,500	2,500	$15,075.00	$2,250.00	$12,825.00
Myron F. Steves, Jr.	$2.01	10,000	3,333	$20,100.00	$3,000.00	$17,100.00

Total	1,500,000	500,000	$3,015,000.00	$450,000.00	$2,565,000.00

(1)
For purposes of this calculation, we assumed exercise of only the $0.30 warrants and not the warrants exercisable at $2.50 or $2.75 per share because they were “out of the money” on the date of the private placement.

Comparison of Company Proceeds from January Private Placement to Potential Investor Profit

Gross Proceeds from January 2007 Financing:	$15,000,000
Less Payments Made or Required to be Made to Selling Security Holders and Any of Their Affiliates:	$1,654,940(1)
Resulting Net Proceeds from January 2007 Financing:	$13,345,060
Total Possible Discount to Market Price of Stock Registered Hereunder:	$(375,000.00)

(1)
As indicated in the preceding table, this amount is with respect to payments already made to the placement agent and we are unable at this time to estimate the amount of payments which may be required to be made to selling security holders

All shares of preferred stock were converted on March 15, 2007 into 6,000,000 shares of common stock, at a fixed price of $2.50 per share, with no conversion discount or profit given to selling stockholders, and there are no longer any shares of Preferred Stock outstanding.

The following table sets forth (a) the number of shares outstanding prior to the convertible preferred stock transaction held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by such stockholders or affiliates, (d) the number of shares sold in registered resale transactions by the selling stockholders or their affiliates and (e) the number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the convertible preferred stock transaction held by persons other than selling stockholders, affiliates of the company and affiliates of selling stockholders	1,555,426

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	-

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	-

Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	-

Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	6,000,000

Company's Intention and Ability to Satisfy its Obligations to Selling Stockholders

We have the intention, and a reasonable basis to believe, we will have the financial ability to make payments on the outstanding warrants in both cash and shares of our common stock, if any. We have duly accounted for such payments as part of our strategic plan.

Existing Short Positions by Selling Stockholders

Based upon information provided by the selling stockholders, we have a reasonable belief no selling stockholders currently have a short position in our common stock.

Relationships and Arrangement with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships

We have the following relationships or arrangements with the selling stockholder, an affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction:

Maxim Group, LLC, one of the selling stockholders, is an NASD member broker-dealer and acted as our exclusive placement agent in connection with the sale of the Units. Maxim received the following compensation for its services as placement agent in the Private Placement: (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) 300,000 warrants exercisable at $2.75 per share. A copy of the Placement Agency Agreement with Maxim Group LLC was filed as Exhibit 10.4 to the Current Report on Form 8-K filed February 1, 2007.

In addition, Egatniv, LLC, one of the selling stockholders, is an affiliate of Vintage Filings LLC, our printing services provider since January 2007. Since that time, we have paid Vintage Filings LLC an aggregate of $19,861.02 for services rendered. No written contract exists between the Company and Egatniv, LLC or Vintage Filings LLC.

Method for Determining the Number of Shares Being Registered Hereunder

We are registering the exact number of: (i) all shares of our common stock which were previously issued upon the conversion of all Series B Preferred Stock, to holders of our Series B Preferred Stock, and (ii) all the shares of our common stock issuable on the exercise of warrants issued to the selling stockholders, each purchased in the Private Placement, as further described herein.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Other Matters:

Any NASD member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the NASD.

Maxim Group, LLC acted as our placement agent in our private placement in January 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim Group warrants for the purchase of up to 300,000 common shares, with an exercise price of $2.75 per share. These warrants have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up from the date of this prospectus pursuant to Rule 2710(g)(1) of the NASD Conduct Rules.  Additionally, the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of this prospectus. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act.  Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the NASD Rules of Fair Practice.  We have also granted Maxim Group a right of first refusal until January 2008 to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings.  Pursuant to a requirement by the NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Our directors are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified. Our officers are appointed annually by the board of directors and serve at the pleasure of the board. There are no family relationships between any of our officers or directors.

Our directors and executive officers as of March 31, 2007 are as follows:

Name	Age	Position
Richard Turner, PH.D.	60	President, Chief Executive Officer and Director (Parent and Operating Subsidiary)

Howard M. Haft, MD	57	Executive Vice President and Chief Medical Officer (Parent and Operating Subsidiary)

John Pappajohn	78	Chairman of the Board of Directors and Director (Parent and Operating Subsidiary)

Edward B. Berger	77	Director ( Parent )

Terry E. Branstad	60	Director ( Parent )

Thomas W. Fry	62	Chief Financial Officer and Secretary (Parent and Operating Subsidiary)

Richard Turner, Ph.D., President, Chief Executive Officer and Director of Parent and Operating Subsidiary

Dr. Turner is currently our President, Chief Executive Officer and a Director. Prior to consulting for Pace, our predecessor in interest, in May of 2006, Dr. Turner served as President and Chief Executive officer of EyeTel Imaging since January 2004. Prior to January 2004, Dr. Turner previously served as President and Chief Executive Officer of BEI Medical Systems (“BEI Medical”), a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific for approximately $95 million in 2002. Previously, President of the Healthcare Group for the Cooper Companies, Dr. Turner has held executive leadership positions in the medical industry for approximately 25 years, including President and Director of CooperLaserSonics, Inc., President of CooperVision,Inc., President and Chief Executive Officer/Director of Pancretec, Inc. (sold to Abbott Labs, Inc.) and President of Kay Laboratories (sold to Baxter, Inc.). Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his PhD from Berne University.

Howard Haft, MD - Executive Vice President and Chief Medical Officer of Parent and Operating Subsidiary

Dr. Haft is a founder of CONMED and acted as Director and Chief Medical Officer of CONMED from 1984 to January 2007. He also serves as the President of the Maryland Healthcare Associates and Georgetown Affiliate Multispecialty Group Practice. He serves on the Board of Directors of Apollo Medical Corporation that provides practice management services to Maryland Healthcare Associates. He also serves as President of the Maryland Foundation for Quality Healthcare, a not for profit corporation providing healthcare education to the underprivileged of Maryland. Dr. Haft holds a Medical Degree from Penn State University, Residency in Internal Medicine from Brown University, a Masters in Medical Management from Tulane University, and is recognized as a Certified Physician Executive by the American College of Physician Executives. He is Board Certified in Internal Medicine and Emergency Medicine.

John Pappajohn - Chairman of the Board of Directors of Parent and Operating Subsidiary

Mr. Pappajohn was a Director of Pace Health Management Systems, Inc., our predecessor in interest, since 1995. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., Healthcare Acquisition Corp., MC Informatics, Inc., and Careguide, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Edward B. Berger -Director of Parent

Mr. Berger, one of our directors, is the Chief Executive Officer and director of CardSystems Solutions Inc. He is a director of Compass Bank of Tucson, Arizona. Mr. Berger is Chairman of the Board of the board of directors and a member of the audit committee of American CareSource Holdings and a director and a member of the audit committee and nominating committee of Healthcare Acquisition Corp., both public companies. Mr. Berger has extensive healthcare experience: past President and CEO of Palo Verde Hospital; past President and member of the Board of Trustees of Kino Community Hospital; past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, AZ. Mr. Berger is currently an Adjunct Professor in Political Science at Pima Community College and is the Chairman of the MBA Advisory Council, Eller Graduate School of Management at the University of Arizona. He has been admitted to practice law before the U.S. Supreme Court, U.S. Court of Appeals for the 9th Circuit and the U.S. District Court-Arizona. He is admitted to the New York Bar, the Arizona Bar and the District of Columbia Bar. Mr. Berger received his Juris Doctor degree from New York Law School. We currently expect that Mr. Berger will be a member of both our Audit Committee and our Compensation Committee.

Terry E. Branstad -Director of Parent

Governor Branstad served as Governor of the State of Iowa from January 1983 to January 1999.  After leaving the governor's office in 1999, he established Branstad and Associates, L.C., located in West Des Moines, and became a partner in the firm of Kaufman, Patee, Branstad & Miller, a public policy firm based in Washington, D.C. Since August 2003 he has been the President of Des Moines University.  Governor Branstad also serves as a director of the Iowa Health System, Cementech, Advanced Analytical Technologies, Inc. and Liberty Bank FSB, all private companies. He is a public member of the American Institute of Certified Public Accountants Board. He served as a director of Featherlite, Inc., a public company, from 1999 until 2006, when it was acquired. He was a partner in general law practice in Lake Mills, Iowa, from 1974 through 1982. Governor Branstad earned an undergraduate degree from the University of Iowa in 1969 and a law degree from Drake University in Des Moines in 1974.

Thomas W. Fry, Chief Financial Officer and Secretary of Parent and Operating Subsidiary

Prior to joining Pace, our predecessor in interest, in September of 2006, Mr. Fry served as Chief Financial Officer of Vasomedical, Inc. from September 2003 to September 2006 and as Vice President, Finance and Administration of BEI Medical Systems Company, Inc. from September 1997 until December 2002. From October 1992 until November 1997, Mr. Fry was Vice President, Finance and Administration of its predecessor company of the same name, which merged into BEI Medical Systems Company, Inc. in November 1997. Mr. Fry has held various executive financial positions for approximately 27 years, including Corporate Controller of Disctronics Ltd. from 1989 to 1992, Controller and Chief Financial Officer of Cavitron, Inc./CUSA, a medical device, engineering and manufacturing subsidiary of Cooper Laser Sound and Phizer, from 1986 to 1989, and Manager of Profit Planning and Manufacturing Controller of Chesebrough-Ponds International, from 1979 to 1986. Prior to that time, Mr. Fry was employed by Chesebrough-Ponds and GTE in various accounting and financial management positions. Mr. Fry graduated from Southeast Missouri State University with a Bachelor of Science degree, and earned his M.B.A. from Pace University.

Director Independence

We believe that Edward B. Berger and Terry E. Branstad both qualify as independent directors as that term is defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Securities Exchange Act of 1934, as amended.

Audit Committee and Compensation Committee

During fiscal 2007, our Board of Directors intends to create and establish an Audit Committee and a Compensation Committee on our behalf. We expect both Edward B. Berger and Terry E. Branstad to be members of such committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in 2005 and 2006, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the names and beneficial ownership of our Common Stock owned as of March 31, 2007, by: (i) each of our directors, (ii) all our directors and executive officers as a group, and, to the best of our knowledge, (iii) all holders of 5% or more of the outstanding shares of our Common Stock. Unless otherwise noted, the address of all the individuals and entities named below is care of Conmed Healthcare Management, Inc., 9375 Chesapeake Street, Suite 203, La Plata, Maryland 20646:

	Number of Shares of Common Stock	% of Class
DIRECTORS AND OFFICERS (1)

John Pappajohn (2)	2,508,341	21.3%
Richard Turner (3)	100,000	*
Edward B. Berger (5)	-	*
Terry E. Branstad (5)	-	*
Howard M. Haft (4)	533,334	4.5%
Thomas W. Fry (5)	-	*
All directors and named executive officers as a group	3,141,675	26.4%

5% OR MORE STOCKHOLDERS:

Edgewater Private Equity Fund, L.P.	845,715	7.2%
Gainesborough, LLC	893,544	7.6%
Lehman Brothers (7)	2,000,000	16.9%
Pinnacle (7)	2,000,000	16.9%

All 5% or more stockholders	5,739,259	48.6%

* Less than 1% of CONMED's common stock

(1)  Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him or her.

(2) Includes 5,000 shares of common stock held by Halkis, Ltd, and 5,496 shares of common stock held by the John and Mary Pappajohn Scholarship Foundation, both affiliates of Mr. Pappajohn. Mr. Pappajohn’s address is 2116 Financial Center, Des Moines, Iowa 50309.

(3)  Dr. Turner’s beneficial ownership includes options to purchase 100,000 shares of common stock issued under the 2007 Stock Option Plan that may be acquired within 60 days from the date of this prospectus. Dr. Turner’s beneficial ownership excludes 900,000 shares of common stock issued under the 2007 Stock Option Plan.

(4)  The beneficial ownership of Dr. Haft excludes options to purchase 83,333 shares of common stock issued under the 2007 Stock Option Plan that may be acquired more than 60 days from the date of this prospectus.

(5) Mr. Berger and Mr. Branstad’s beneficial ownership excludes options to purchase 40,000 shares of common stock issued under the 2007 Stock Option Plan that may be acquired more than 60 days from the date of this prospectus.

(6)  Mr. Fry’s beneficial ownership excludes 118,000 shares of common stock issued under the 2007 Stock Option Plan that may be acquired more than 60 days from the date of this prospectus.

(7)  Lehman Brother's and Pinnacle's beneficial ownership each excludes 500,000 warrants to purchase common stock at $0.30 per share as well as warrants to purchase 166,667 shares common stock at $2.50 per share, because the terms of the warrants provide that the warrant holder is not entitled to receive shares upon exercise of the warrant if such receipt would cause the warrant holder to be deemed to beneficially own in excess of 9.9% of the outstanding shares of our common stock on the date of issuance of such shares.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. There are 11,800,026 shares of common stock issued and outstanding and no shares of preferred stock outstanding as of March 14, 2007.

The following is a summary of some of the provisions of our common stock and of our certificate of incorporation.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available therefor. In the event of CONMED's liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of blank check preferred stock, the rights, privileges and preferences of which may be designated by our board of directors from time to time. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of our stockholders. These shares may have rights which are senior to our common stock. Preferred stock may be issued in the future in connection with acquisitions, finances or such other matters as our board of directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a certificate of designation, setting forth the series of such preferred stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

There are currently no plans, understandings or arrangements for the sale or issuance of any shares of our preferred stock.

Warrants and Options

Existing Warrants @ $0.30 per share

On October 24, 2005, Pace, our predecessor in interest, issued 750,000 warrants to purchase common stock. Of these warrants, 600,000 were issued to John Pappajohn and the remaining 150,000 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $0.50, which exceeded the market price of the common stock at the time of issuance. The value of the warrants was separately estimated at $0.01 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five year warrant. As part of the private placement, Mr. Pappajohn relinquished the 600,000 warrants that were issued to him, and the remaining 150,000 warrants issued to his designees were adjusted to 250,000 warrants (post-Plan of Recapitalization) to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

Investor Warrants @ $0.30 per share

In connection with the private placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor’s subscription amount divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $0.30. We issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring five years from March 13, 2007.

Investor Warrants @ $2.50 per share

In connection with the private placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor’s subscription amount divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $2.50 per share. We issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring five years from March 13, 2007.

Placement Agent Warrants @ $2.75 per share

In connection with the private placement we issued to the Maxim Group LLC a warrant to purchase 300,000 shares of common stock, or 5% of the common stock issuable upon conversion of the Series B Preferred Stock, at an exercise price equal to $2.75 per share and expiring five years from the date of grant.

In sum, we have outstanding warrants to purchase an aggregate of 2,550,000 shares of common stock, and we have reserved shares of its common stock for issuance in connection with the potential exercise thereof.

Common stock options

The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan (the “2007 Plan”). The 2007 Plan provides for the grant of 1,600,000 incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors which has the authority and discretion to determine: (1) the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

The Board of Directors has approved and authorized the issuance from the 2007 Plan of 1,503,000 incentive stock options to certain employees of ConMed at the closing of the Acquisition, exercisable at a price per share of $2.01 (which the Board determined to be the fair market value at the time of such award) and expiring 10 years from the grant date, such issuance subject to the 2007 Plan. In addition on March 13, 2007, the Board approved and authorized the issuance of 97,000 stock options to certain of our employees and directors at an exercise price of $3.30 per share and expiring 10 years from the date of grant.

Shares Eligible for Future Sale

As of the date of this prospectus, 11,800,026 shares of our common stock are outstanding, held by approximately 72 record holders. Of these shares, approximately 6,000,000 shares of common stock will be freely tradable without restriction upon effectiveness of the registration statement of which this prospectus is a part. 5,800,026 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Transfer Agent

Our transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64875, St. Paul, MN 55164-0875.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATIONS

Information included in this section contains forward-looking statements regarding the business, operations and financial condition of both Pace and CONMED within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Our and CONMED’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized. You are advised, however, to consult any further disclosures we make in future public statements and press releases.

CONMED, INC.

The following discussion of CONMED’s results below is derived from CONMED’s audited financial statements for the years ended December 31, 2006 and 2005.

Overview

CONMED began providing correctional healthcare services in 1984. It was incorporated on June 10, 1987, in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. Our initial business plan targeted small to medium size facilities for staffing only. As we developed experience, we accepted more contracts for additional services, including mental health, dentistry, laboratory, diagnostic imaging and radiologic services, pharmacy and out-of-facility healthcare expenses. In 2000, we served more than 50% of the market in Maryland. In 2003, we elected to seek contracts outside of our home State of Maryland and by 2006; we had secured contracts in the States of Kansas, Virginia and Washington. Currently, we are in contract with and providing service to 17 detention centers/facilities in the United States.

Results of Operations

Years ended December 31, 2006 compared to December 31, 2005

Net revenue from CONMED’s medical services provided to correctional institutions for the years ended December 31, 2006 and 2005, was $16,776,724 and $11,669,322, respectively, which represents an increase of $5,107,402 or 43.8%. Net income for the year ended December 31, 2006 was $1,054,249 or 6.3% of revenue compared to $581,674 or 5.0% of revenue for the year ended December 31, 2005. The increase in net income is primarily attributable to the higher revenue, which was generated from several new contracts that were initiated in 2006 and 2005.

Revenues

The improvement in CONMED’s revenue for the years ended December 31, 2006 compared to the same period for the prior year reflects the addition of a new contracts initiated in September 2006 with Yakima County, Washington and a new transition contract with Baltimore County, Maryland, which together accounted for $2,188,903 or 42.9% of the increase in revenue. Service contracts, which were initiated during 2005, but operating for a full year in 2006 in Howard County, Maryland, in Loudoun, County, Virginia and in Sedgwick County, Kansas represented $1,661,620 or 32.5% of the total revenue improvement. Additional revenue improvement totaling $1,047,961 or 20.5% of the increase resulted from expansion of the services provided to a number of existing contracts initiated in prior years, primarily in Fredrick County, Maryland. Price and other increases related to existing service requirements totaling $208,918 or 4.1% of the increase.

Salaries and employee benefits

Salaries and employee benefits were $9,431,427 or 56.2% of revenue for the year ended December 31, 2006, compared to $6,991,780 or 59.9% of revenue for the year ended December 31, 2005. The increase in spending for salaries and employee benefits of $2,439,648 or 34.9% is primarily due to the addition of new employees to support the increase in service contracts. The improvement in salaries and employment benefits as a percentage of revenue reflects a higher portion of revenue generated from the delivery of medical services that were not directly related to staffing requirements as a result of the expansion of medical services at existing contracts and in several of the new contracts that were initiated in 2005 and 2006.

Lab fees and medical expenses

Laboratory fees and medical expenses for the years ended December 31, 2006 and 2005 were $4,782,506 or 28.5% of revenue and $2,989,838 of 25.6% or revenue, respectively, which represented an increase of $1,792,668 or 60.0%. The increase in spending for laboratory fees and medical expenses in absolute dollars is primarily due to the increase in revenue and number of persons covered by CONMED’s services under the additional service contracts. The increase in spending as a percentage of revenue reflects the addition of new full service contracts plus expansion of services to existing contracts. The addition of new medical services to existing service contracts, which previously provided staffing only services results in a higher proportion of medical expenses to historical total revenue. Additionally, expensive hospitalization procedures were incurred in the first half of 2006 at Sedgwick County, Kansas where there is no “stop loss” limit to the maximum cost of care provided. All of our other full service contracts operate under “stop/loss” limits, which create a ceiling to our financial responsibility for an inmate’s medical care, whereas we are protected from catastrophic medical losses. Amounts above the stop/loss are born directly by the county. The costs for these procedures were significantly reduced in the second half due to recent legislation in Kansas that limits the cost for these procedures to Medicaid rates. Key factors causing the increase in spending as a percentage of revenue were: out-of-facility charges for hospital, emergency room and other out-patient visits, which increased $579,339 or 58.4%; as well as facility-in charges which was up $421,107 or 59.7%, pharmacy, which increased $503,466 or 51.9%, medical supplies, which were up $106,949 or 106.5%; and laboratory fees, which increased $101,337 or 83.2%.

Other operating expenses

Other operating expenses were $1,511,466 or 9.0% of revenue for the year ended December 31, 2006, compared to $1,105,481 or 9.5% of revenue for the year ended December 31, 2005. The increase in spending is primarily due to increased insurance fees for health, surety bonds and workers compensation plus higher expenses for educational seminars and conferences, travel, office supplies and advertising.

Interest income

Interest income for the years ended December 31, 2006 and 2005 were $9,941 and $3,882, respectively, reflecting higher average cash balances and increased interest rates over the year.

Interest expense

Interest expenses for the years ended December 31, 2006 and 2005 were $7,017 and $4,433, respectively, reflecting increased borrowing against CONMED’s line of credit during the year.

Provision for income taxes

CONMED elected under the Internal Revenue Code to be taxed as an S Corporation effective July 1987. The stockholders of an S Corporation are taxed on their proportional share of our taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Cash and Cash Flow for the Years Ended December 31, 2006, Compared to 2005

Cash as of December 31, 2006 and 2005 was $122,269 and $487,029, respectively reflecting a decrease $364,760.

Operating activities provided $868,292 reflecting net income of $1,054,249 plus non-cash expenses for depreciation of $40,162 and loss on the disposal of property and equipment of $9,734. Changes in working capital used $235,853 reflecting increases in accounts receivable of $756,943 and prepaid expenses of $125,656 plus a decrease in deferred revenue of $9,325, offset by increases in accounts payable of $105,223 and accrued expenses of $550,848.

Investing activities provided $27,735 reflecting proceed from the sale of plant and property of $53,085, which was partially offset by the purchase of additional medical equipment of $25,350.

Financing activities used $1,260,787 primarily due to distribution to CONMED’s stockholders of $1,209,531 and payments on existing loans were $51,256.

Liquidity

CONMED maintained a $1,000,000 line of credit which expired in December 31, 2006 and was not renewed. Interest was paid monthly at the prime rate as listed in the Wall Street Journal plus 5% per annum. In addition CONMED had $500,000 available for letters of credit, which reduced the amount available from the line of credit. The outstanding balance was due on demand and was guaranteed by CONMED’s stockholders and spouses. The line of credit is collateralized by CONMED’s accounts receivable. In addition the line of credit had certain other covenants, which CONMED was required to meet to maintain the credit facility. There were no borrowings respectively on the line of credit at December 31, 2006 and 2005.

 Auto Loan

As of December 31, 2006, CONMED had a note outstanding for $20,562.

Liquidity and Capital Resources

Financing is provided by funds generated from CONMED’s operating activities Historically CONMED distributed excess funds to its stockholders.

Off Balance Sheet Arrangements

CONMED is required to provide performance and payment guarantee bonds with county governments under certain contracts. As of December 31, 2006, it has two performance bonds totaling $4,363,566. In addition, as a contractual condition that will be required in order for CONMED to enter into a long-term service agreement with Baltimore County, Maryland. CONMED will be required to post performance and payment bonds totaling $6,969,805. The surety issuing the bonds has recourse against certain of CONMED’s assets in the event the surety is required to honor the bonds. In addition, CONMED’s stockholders and their spouses currently provide personal guarantees for the bonds, which expires on June 30, 2007 and December 31, 2007.

Contractual Obligations

The following table presents our expected cash requirements for contractual obligations outstanding as of December 31, 2006:

	Total	Due as of 12/31/07	Due as of 12/31/08 and 12/31/09	Due as of 12/31/10 and 12/31/11	Due Thereafter
Automobile Loan	$20,562	$13,216	$5,443	$-	$-
Automobile Leases	9,837	2,459	-	-	-
Office Space Leased	92,655	61,796	30,011	-	-
Total Contractual Cash Obligations	$123,054	$77,471	$35,454	$-	$-

Effects of Inflation

CONMED believes that inflation and changing prices over the past three years have not had a significant impact on its revenue or results of operations.

Summary of Significant Accounting Policies

Revenue

CONMED’s principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenues represent amounts that may be billed in advance of delivery under these contracts.

Most of CONMED’s contracts call for a fixed monthly fee. In addition most contracts have incremental charges based on the average daily population (“ADP”) of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts is recognized ratably, for fixed fees, or monthly for contracts with variable charges based on ADP. CONMED has one contract that partially operates on cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from date of invoice.

Certain contracts include “stop/loss” limits, which create a ceiling to our financial responsibility for an individual inmate’s care or a maximum amount in the aggregate for certain categories of medical expenses, whereas we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue. During the years ended December 31, 2006 and 2005, approximately $173,00 and $96,00, respectively, were included in revenue as reimbursements for amounts that exceeded the contractual stop/loss limit respectively.

Receivables

Receivables are carried at original invoice amount less payments received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after invoice date. Management determines the allowance for doubtful amounts by regularly evaluating individual receivables and considering a creditor’s financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line and accelerated methods of depreciation over the estimated useful lives of three to seven years. It is the policy of CONMED to capitalize purchases of equipment and fixtures that benefit future periods. Repairs and maintenance costs are expensed when incurred.

Income taxes

CONMED has elected under the Internal Revenue Code to be taxed as an S Corporation effective July 1987. The stockholders of an S Corporation are taxed on their proportionate share of CONMED’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The unaudited proforma net income information in the accompanying statements of net income reflects the application of corporate income taxes to the CONMED's taxable income of an assumed combined federal and state tax rate of 40%.

Basic and diluted loss per share

CONMED has adopted Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share, which requires CONMED to present basic and diluted income (loss) per share amounts. Basic loss per share is based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method).

Accounting estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. CONMED’s methods of revenue recognition from contracts are based primarily on estimates. Actual results could differ from those estimates

Concentration of credit risk

CONMED maintains cash in bank deposit accounts that at times exceed federally insured limits. CONMED has not experienced any losses in such accounts

Fair value financial instruments

Financial instruments include cash, receivables, accounts payable accrued expenses, deferred revenue and long-term debt. We believe the fair value of these instruments approximated their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of long-term debt is estimated based on anticipated interest rates which we believe would currently be available to CONMED for similar issues of debt, taking into account its current credit risk and the other market factors.

Recently issued accounting standards

In July 2006 the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“ FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects of a tax position shall initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This interpretation also may require additional disclosures related to tax positions taken.

The provisions of FIN 48 are effective as of the beginning of fiscal year 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. Management is currently evaluating the impact of adopting FIN 48 on CONMED’s financial statements, but does not expect the adoption of this statement to be significant to the financial statements.

PACE HEALTH MANAGEMENT SYSTEMS, INC.

Overview

Prior to October 1998, Pace developed and marketed advanced patient care management software systems that enabled healthcare providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. On October 7, 1998, Pace completed the sale of substantially all of its assets to, and the assumption of certain of its liabilities by, Minnesota Mining and Manufacturing Company (the “Transaction”).

Following the Transaction and prior to the Acquisition, Pace had no ongoing operations and no revenues and has minimal operating expenses. Pace’s December 31, 2006 balance sheet reflects current assets of $1,204,803 and current liabilities of $367,639.

The net proceeds from the Transaction were retained by Pace pending a determination of whether to engage in a follow-on transaction. Prior to the Acquisition, Pace had been seeking to consummate a business combination before considering the possible liquidation and distribution of its assets.

Results of Operations

Revenues:

Following the transaction Pace had no ongoing reveues.

General and administrative

General and administrative expenses include bookkeeping costs, legal fees, expenses associated with stockholder relations and SEC reporting requirements, and insurance. General and administrative expenses were $466,686 and $119,394 in 2006 and 2005, respectively, representing an increase of 290.9%, due mainly to an increase in auditing, consulting, and administrative fees, as well as costs and fees incurred in connection with the negotiation of the Agreement and related transactions with CONMED, Inc. The increase in consulting fees was a result of the services of Richard W. Turner and Thomas W. Fry, enlisted to facilitate the Acquisition.

Interest Income

Interest income was $67,230 and $47,963 in 2006 and 2005, respectively, representing an increase of 40.2%. This increase is due mainly to an increase in money market and certificate of deposit interest rates.

Provision for income taxes

 No provision for income tax benefit has been recorded due to our recording a valuation allowance on the deferred tax assets.

Liquidity and Capital Resources

Since inception in 1987 through 1994, our primary source of funding for working capital needs, capital expenditures and its operating losses was from the sale of common and convertible preferred stock. During this time, we completed numerous private placements, receiving approximately $7.8 million in aggregate net proceeds. In 1995, we completed an initial public offering by selling 1,300,000 shares of common stock at $5.00 per share for net proceeds to us of approximately $5.5 million. Additionally, in September 1996, Pace sold 900,000 shares of common stock at $3.25 per share providing net proceeds of approximately $2.8 million. In the third and fourth quarters of 1997, we sold 2,250,000 shares of convertible preferred stock at $1.00 per share representing total proceeds of $2,250,000. In the first quarter of 1998, we sold an additional 625,000 shares of convertible participating preferred stock at $1.00 per share representing proceeds of $625,000. Each share of preferred stock was convertible into 2 shares of common stock.

We recorded net losses of $399,456 and $71,431 with cash used in operations of $269,898 and $69,601 for 2006 and 2005, respectively.

Net cash provided by financing activities for the years ended December 31, 2006 and 2005 was $635,002 and none, respectively.

Net cash used in financing activities for the years ended December 31, 2006 and 2005 was $125,000 and none, respectively.

As of December 31, 2006, we had liabilities of $367,639, and cash and cash equivalents of $691,058. As of December 31, 2006, prior to the acquisition of CONMED, we had no ongoing operations and no revenues and has minimal operating expenses. Prior to the Acquisition, we had one employee.

In January 26, 2007 we completed the Private Placement of approximately $15,000,000 worth of units of Series B Convertible Preferred Stock and warrants less approximately $2,175,000 in fees and expenses, of which approximately $8,000,000 were paid directly to the CONMED stockholders as consideration for the sale of CONMED’s capital stock. The remainder of the funds are being held following the Private Placement and Acquisition for working capital needs and may be deposited in interest bearing or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market accounts or similar investments, which may not be insured. Proceeds not immediately required for the purposes described above will be invested principally in U.S. Government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

In connection with the Private Placement we agreed to use our best efforts to register the resale of the common stock to be issued upon conversion of the Series B Preferred Stock and exercise of the related warrants not later than April 2, 2007. In the event such registration is not effective on or before June 1, 2007 (the “Effective Date”), we will pay a cash penalty equal to 1% per month, or $150,000 of the gross proceeds received from the sale of the Units (or the ratable portion thereof for a partial month), for each month following the Effective Date that there shall fail to be an effective registration statement for the common stock, up to a maximum of 10%, or $1,500,000.

Summary of Significant Accounting Policies

Since, prior to the Acquisition, Pace had no ongoing operations or revenues, we had not identified any critical accounting policies.

Recently Issued Accounting Standards

Effective January 1, 2006, Pace adopted the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised), “Share-Based Payment” (“SFAS 123R”) using a modified version of prospective application. Prior to the adoption of SFAS 123R, Pace accounted for share-based payments to employees using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”(“APB 25”). Under the provisions of APB 25, restricted stock awards were accounted for using variable plan accounting whereby compensation expense or benefit was recorded each period from the date of grant to the measurement date based on the fair value of Pace’s common stock at the end of each period. Stock option awards were accounted for using fixed plan accounting whereby Pace recognized no compensation expense for stock option awards because the exercise price of options granted was equal to the fair value of the common stock at the date of grant.

Under the modified prospective application, the provisions of SFAS 123R apply to new awards and to awards outstanding on January 1, 2006 and subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation expense recognized in the second quarter of 2006 includes compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

As a result of all stock-based compensation being fully vested as of December 31, 2005, there is no effect on income before taxes, net income and basic and diluted earnings per share for the year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any stockholder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

During 2006 and 2005, Pace accrued $4,167 on a monthly basis, plus direct expenses, to Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, a director, for administrative services that included among other things: accounting, investor relations, and SEC reporting. In addition to these administrative expenses we also reimbursed Equity Dynamics, Inc. for expenses related to the negotiation and consummation of the ConMed transaction. These accruals related to Equity Dynamics, Inc. totaled $82,300 and $50,500 in 2006 and 2005, respectively. Accounts payable to Equity Dynamics, Inc. as of December 31, 2006 and 2005 was $5,796 and $1,868, respectively.

On October 24, 2005, Pace issued 37,500, as adjusted by the 1 for 20 reverse stock split, warrants to purchase common stock. Of these warrants, 30,000 were issued to John Pappajohn and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five year warrant. As part of the Plan of Recapitalization, Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants to purchase common stock of a post-reverse stock split basis, exercisable at $0.30 per share.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

From May 19, 1998 until March 14, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol “PCES.” From March 15, 2007 onward, our common stock has been quoted on the OTC Bulletin Board under the symbol “CMHM.” From our initial public offering on April 27, 1995 through May 18, 1998, our common stock was traded on The NASDAQ Small Cap Market.

The following table sets forth the range of high and low sales prices of our common stock by quarter over the last two years. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not reflect actual transactions. Share prices are adjusted to reflect the 1-for-20 reverse stock split approved by the shareholders on March 13, 2007, as part of the Plan of Recapitalization.

Quarter ended	High	Low
3/31/05	5.40	1.60
6/30/05	4.00	2.20
9/30/05	3.00	2.00
12/31/05	3.00	2.00
3/31/06	10.00	2.00
6/30/06	7.20	3.00
9/30/06	8.00	3.20
12/31/06	4.40	3.60

On March 28, 2007, the high and low prices of our common stock were $3.50 and $3.00 respectively.

 In January 2007, holders of the Series A Preferred Stock of Pace, our predecessor in interest, converted 50% of the accrued but unpaid dividends on their Series A Preferred Stock into an aggregate of 130,000 shares of Pace’s common stock, as adjusted for the 1 for 20 reverse stock split.

          On March 14, 2007, all existing Pace Series A Preferred Stock was converted into 4,584,196 shares of our common stock (immediately after the 1 for 20 reverse stock split) in exchange for conversion of and waiver of all remaining accrued and unpaid dividends and liquidation rights on the Series A Preferred Stock.

As of March 28, 2007, there were approximately 72 stockholders of record of our common stock.

Dividend Policy

We have declared no cash dividends since inception with respect to the common stock, and have no plan to declare a dividend in the near future. The Board had not declared any cash dividends with respect to the preferred stock of Pace outstanding prior to the consummation of the Plan of Recapitalization. The payment by us of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors.

EXECUTIVE COMPENSATION

Pace's Chief Executive Officer did not receive any compensation during the years ended December 31, 2005 and December 31, 2006. In addition, there was no other person who served as an executive officer of Pace during the year ended December 31, 2006 whose total annual salary and bonus for the year exceeded $100,000.

Securities Authorized for Issuance under Equity Compensation Plans as of March 14, 2007

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	1,600,000	$2.12	-

Equity compensation plans
not approved by security holders	-	-	-

Total	1,600,000	$2.12	-

(1) This total includes shares to be issued upon exercise of outstanding options under one equity compensation plan that have been approved by our stockholders. Additional stock options activity is described below in the summaries of stock compensation plans.

(2) This total includes shares to be issued under individual compensation arrangements not submitted for approval by our stockholders. These arrangements have been approved by our Board of Directors, and are described below under “Individual Compensation Arrangements.”

2007 Stock Option Plan

Pursuant to our 2007 Stock Option Plan, our directors, officers, and significant employees were among the persons (or entities) who received stock options for providing services to us. Pursuant to the 2007 Stock Option Plan and the option agreements thereunder, the exercise price of a non-qualified stock option (“NQSO”) shall be equal to the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Internal Revenue Code (currently Section 424(d)) (the “Code”), stock possessing more than 10% of the total combined voting power of all classes of our stock or of any Affiliate (a "10% Stockholder") shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an incentive stock option (“ISO”) shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO granted to any 10% Percent Stockholder shall in no event be less than 110% of the fair market value of the stock covered by the Option at the time the Option is granted. All of the below-described options are exercisable for a period of time set by the administrator of the plan, provided, however, that ISO’s have a term of five (5) years from the date of grant and no option shall be exercisable for more than ten (10) Years from the date of grant. Vesting is governed by the individual option agreements.

On January 26, 2007, 1,503,000 options were granted at an exercise price of $2.01 per share as follows:

Name of Grantee	Number of Options Granted
Richard Turner	1,000,000
Howard M. Haft	83,333
Ronald H. Grubman	83,334
Richard P. Olson	83,333
Richard M. Aiello	40,000
Thomas W. Fry	118,000
George Cronk	15,000
Larry Doll	80,000

On March 13, 2007, 97,000 options were granted at an exercise price of $3.30 per share as follows:
Name of Grantee	Number of Options Granted
Edward B. Berger	40,000
Terry E. Branstad	40,000
Other employees	17,000

As of March 14, 2007, the total number of shares that may be purchased pursuant to options granted under the 2007 Stock Option Plan, including those set forth above, is 1,600,000 shares, of which 100,000 are vested.

Employment Agreements

Dr. Richard Turner, President and Chief Executive Officer, has executed a consulting/employment agreement effective as of January 26, 2007. The agreement provides for an annual salary of $235,800; an annual target bonus of fifty percent of annual salary (based on Mr. Turner’s performance and certain to be determined milestones); option grant to purchase 1,000,000 shares of Common Stock; health, disability and life insurance and retirement plan; and auto gas and maintenance expenses. In the event Dr. Turner’s employment is terminated other than for good cause (as defined in the employment agreement), he will receive a payment equal to his then applicable annual salary, excluding bonus, for a period of six (6) months after termination.

Dr. Howard Haft, Executive Vice President and Chief Medical Officer, has executed an employment agreement effective as of January 26, 2007. The agreement provides for an annual salary of $250,000; an annual bonus equal to a value of up to 20% of annual salary (such amount to be approved by the Board); life insurance and retirement plan; and travel expenses. In the event Dr. Haft’s employment is terminated other than for good cause (as defined in the employment agreement), he will receive a payment equal to his then applicable annual salary, excluding bonus, for a period of six (6) months after termination.

Mr. Thomas W. Fry, Chief Financial Officer, has executed an employment letter effective as of September 15, 2006. The agreement provides for an annual salary of $175,000; bonus compensation plan will be considered by our Board of Directors with a target of twenty percent (20%) of annual salary; stock option plan will be considered by our Board of Directors with options to purchase up to 118,000 shares; retirement plan; travel expenses and other approved business expenses. In the event that Mr. Fry’s employment is terminated, he will receive a payment in the amounts equal to his then applicable salary for a period of six (6) months after termination.

Compensation of the Board of Directors

The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan. The 2007 Stock Option Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights to, among others, Company directors. The 2007 Stock Option Plan will be administered by the Board of Directors which has the authority and discretion to determine: (1) the persons to whom the options will be granted; when the options will be granted; number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

Each non-employee director shall be entitled to (i) a fee of $1,000.00 for attending, in person, a regularly scheduled or special meeting of the Board of Directors; (ii) $500.00 if such non-employee director participates in the meeting via conference call or (iii) a fee of $500.00 for attending in person a regularly scheduled or special committee meeting, if the meeting is held on a different day than the Board meeting. In addition, a one-time grant of 40,000 non-qualified stock options will be issued to non-employee directors on the date of their initial appointment to the Board of Directors at the closing price of the Common Stock on the issue date, vesting over three years and contingent upon their continued service on the Board. 40,000 non-qualified stock options have been granted by our Board to each of Edward B. Berger and Terry E. Branstad, each a non-employee director, vesting over three years and contingent upon their continued service on the Board .

We will reimburse all directors for approved board-related business travel expenses, along with other approved board-related expenses.

LEGAL MATTERS

Ellenoff, Grossman & Schole LLP, New York, is passing on the validity of our common stock.
EXPERTS

The audited financial statements of CONMED for the years ended December 31, 2005 and December 31, 2006 included in the prospectus have been included in reliance on the report of McGladrey & Pullen, LLP., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Our audited financial statements for the years ended December 31, 2005 and 2006 were filed on Form 10-KSB on March 29, 2007.

AVAILABLE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, NE, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

You may request a copy of these filings at no cost by writing us at the following address:

Conmed Healthcare Management, Inc.
9375 Chesapeake Street
Suite 203
La Plata, Maryland 20646
Attn: Thomas Fry

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CONMED HEALTHCARE MANAGEMENT, INC.

8,300,000
shares of
common stock

PROSPECTUS

______ __, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$413.00
NASD Filing Fee	$3,198.00
Printing and Engraving Expenses *	$10,000.00
Accounting Fees and Expenses *	$25,000.00
Legal Fees and Expenses *	$50,000.00
Blue Sky Qualification Fees and Expenses *	$15,000.00
Miscellaneous *	$6,389.00
TOTAL	$110,000.00

* estimated and subject to amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, the Company sold the following unregistered securities:

In January 2007, holders of Pace’s Series A Preferred Stock converted 50% of the accrued but unpaid dividends on their Series A Preferred Stock into an aggregate of 2,600,000 shares of Pace’s Common Stock.

On January 26, 2007, Pace sold to certain “accredited investors” 150 units, each unit consisting of (i) 100 shares of its Series B Convertible Preferred Stock (“Series B Preferred Stock”), (ii) a common stock purchase warrant entitling the holder to purchase up to 10,000 shares of its Common Stock at an exercise price equal to $0.30 per share and (iii) a common stock purchase warrant entitling the holder to purchase up to 3,333 shares of its Common Stock at an exercise price equal to $2.50 per share (such units are the “Units”), in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder. Each Unit was sold for $100,000, for an aggregate purchase price of $15,000,000. The proceeds from the sale of the Units were used by Pace to purchase all the issued and outstanding capital stock of CONMED and to provide us with working capital following the purchase.

In connection with the sale of the Units, Pace retained Maxim Group LLC, an NASD member broker-dealer as its exclusive placement agent. Maxim received the following compensation: (i) a cash fee of 10% of the gross proceeds (for an aggregate of $1,500,000) and (ii) a warrant to purchase 5% of the common stock that is issuable upon conversion of the Units, at an exercise price equal to $2.75 per share of common stock, for an aggregate of 300,000 warrants.

As of March 14, 2007, following the consummation of the Plan of Recapitalization, we issued an aggregate of 11,384,196 shares of common stock on the mandatory conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Pace, respectively, in the following amounts: 4,584,196, 6,000,000, and 800,000 shares.

ITEM 27 - EXHIBITS AND REPORTS ON FORM 8-K

The audited financial statements and notes to the financial statements of CONMED as of and for the years ended December 31, 2006 and 2005 are included as Exhibits to this Registration Statement on Form SB-2.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2006 assuming the merger between Pace and CONMED, the Private Placement and the Plan of Recapitalization occurred as of the balance sheet date presented and unaudited pro forma condensed combined statement of operations for year ended December 31. 2006, assuming the merger between Pace and CONMED, the Private Placement and the Plan of Recapitalization occurred as of January 1, 2006, are attached hereto as Exhibit 99.1.

(c)	Exhibits.

2.1	Agreement and Plan of Merger dated February 14, 2007 (4)

3.1	Certificate of Incorporation of Conmed Healthcare Management, Inc. (4)

3.1.1	Certificate of Merger effective as of March 14, 2007 (5)

3.1.2	Articles of Merger effective as of March 14, 2007 (5)

3.2	Bylaws (5)

4.1	Amendment to Certificate of Incorporation defining rights of Series B Preferred Stock (3)

4.2	Amendment to Certificate of Incorporation defining rights of Series C Preferred Stock (3)

4.3	Form of Investor Warrant ($.30) (3)

4.4	Form of Investor Warrant ($2.50) (3)

4.5	Form of Common Stock Certificate (6)

5.1	Opinion of Counsel

10.1	Stock Purchase Agreement by and among Pace, CONMED and the CONMED Stockholders set forth therein, dated August 2, 2006 (1)

10.2	Side letter by and among Pace, CONMED and the CONMED Stockholders set forth therein, dated as of January 12, 2007 (2)

10.3	Form of Subscription Agreement dated January 26, 2007, with Registration Rights, by and among Pace and certain investors in the Private Placement (3)

10.4	Placement Agency Agreement dated January 16, 2007, by and between Pace and Maxim Group LLC (3)

10.5	Form of Securities Purchase Agreement dated January 26, 2007, by and among Pace and certain investors in the Private Placement (3)

10.6	Form of Registration Rights Agreement dated January 26, 2007 by and among Pace and certain investors in the Private Placement (3)

10.7	Employment Agreement dated January 26, 2007, by and between Richard W. Turner and Pace Health Management Systems, Inc. *

10.8	Employment Agreement dated January 26, 2007 by and between Howard M. Haft and Pace Health Management Systems, Inc.*

10.9	Employment Letter Agreement dated August 21, 2006, by and between Thomas Fry and Pace Health Management Systems, Inc. *

10.10	Form of Employment Letter Agreement dated January 24, 2007, by and between Larry Doll and Conmed Healthcare Management, Inc. *

10.11	2007 Stock Option Plan of Conmed Healthcare Management, Inc.(4)

10.12	Office Lease Agreement dated November 15, 2004, by and between Susan D. Moxley and Richard R. Olson (dba ConMed, Inc.) *

10.13	Consulting Agreement dated January 26, 2007, by and between Yankee Partners LLC and Pace Health Management Systems, Inc.

10.14	Services Agreement, dated January 31, 2005, by and between The Board of County Commissioners of Sedgwick County, Kansas and ConMed, Inc., as amended

10.15	Health Services Agreement, dated March 14, 2002, by and between Sheriff of Harford County and ConMed, Inc., as amended

10.16	Medical Service Agreement, dated July 1, 2004, by and between the Sheriff’s Office of Charles County and ConMed, Inc., as amended

10.17	Medical Services Agreement, dated January 1, 2006, by and between the Board of County Commissioners of Frederick County and ConMed, Inc., as amended

10.18	Agreement dated April 25, 2005, by and between Howard County and ConMed, Inc., as amended

10.19	Medical Services Agreement, dated July 1, 2004, by and between the Sheriff of Cecil County and ConMed, Inc., as amended

10.20	Agreement for Service, dated July 1, 2005, by and between the County of Loudoun and ConMed, Inc., as amended

10.21	Agreement, dated August 12, 2006, by and between the Board of County Commissioners for Yakima County, Washington and ConMed, Inc.

21	Subsidiaries (6)

23.1	Consent of McGladrey & Pullen, LLP dated May 10, 2007

23.2	Consent of McGladrey & Pullen, LLP dated May 10, 2007

99.1
Unaudited pro forma condensed combined balance sheet as of December 31, 2006 assuming the merger between Pace and CONMED, the Private Placement and the Plan of Recapitalization occurred as of the balance sheet date presented and unaudited pro forma condensed combined statement of operations for year ended December 31. 2006, assuming the merger between Pace and CONMED, the Private Placement and the Plan of Recapitalization occurred as of January 1, 2006.

* Previously filed

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 8, 2006

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2007

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 1, 2007

(4)	Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on February 27, 2007

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 19, 2007

(6)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on March 29, 2007

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Sections 10(a)(3) of the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the  securities offered therein, and the offering of such securities at that time shall be deemed to be a  bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of La Plata, State of Maryland on May 10, 2007.

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Richard Turner
Name:	Richard Turner
Title:	President and Chief Executive Officer

By:	/s/ Thomas W. Fry
Name:	Thomas W. Fry
Title:	Chief Financial Officer and Secretary
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Turner and Thomas W. Fry his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: May 10, 2007	/s/ Richard Turner
Richard Turner President and Chief Executive Officer

Date: May 10, 2007	/s/ Howard M. Haft
Howard M. Haft Executive Vice President and Chief Medical Officer

Date: May 10, 2007	/s/ John Pappajohn
John Pappajohn Chairman of the Board

Date: May 10, 2007	/s/ Edward B.Berger
Edward B. Berger Director

Date: May 10, 2007	/s/ Terry E. Branstad
Terry E. Branstad Director

Date: May 10, 2007	/s/ Thomas W. Fry
Thomas W. Fry Chief Financial Officer and Secretary (Principal Accounting Officer)

Conmed, Incorporated

Financial Report

December 31, 2006

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Conmed, Incorporated
La Plata, Maryland
We have audited the balance sheets of Conmed, Incorporated as of December 31, 2006 and 2005, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conmed, Incorporated as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

Des Moines, Iowa
March 30, 2007
McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Conmed, Incorporated

Balance Sheets
December 31, 2006 and 2005

	2006	2005

ASSETS

CURRENT ASSETS
Cash	$122,269	$487,029
Receivables:
Trade	1,060,797	547,250
Pace Health Management Systems, Inc.	105,654	-
Customer deposit	137,742	-
Prepaid expenses	226,629	100,973

Total current assets	1,653,091	1,135,252

PROPERTY AND EQUIPMENT, net	45,861	123,492

OTHER	2,424	2,424

	$1,701,376	$1,261,168

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$580,507	$475,284
Accrued expenses	987,979	437,131
Deferred revenue	103,673	112,998
Notes payable, current portion	7,326	17,200

Total current liabilities	1,679,485	1,042,613

NOTES PAYABLE, LONG-TERM	13,236	54,618

STOCKHOLDERS’ EQUITY
Common stock, no par value, 1,000 shares authorized, issued and
outstanding	300	300
Retained earnings	8,355	163,637
	8,655	163,937

	$1,701,376	$1,261,168

See Notes to Financial Statements.

Conmed, Incorporated

Statements of Income
Years Ended December 31, 2006 and 2005

	2006	2005

Revenue	$16,776,724	$11,669,322

Operating expenses:
Salaries and employee benefits	9,431,427	6,991,780
Lab fees and medical supplies	4,782,506	2,989,838
Other operating expenses	1,511,466	1,105,481
Total operating expenses	15,725,399	11,087,099

Operating income	1,051,325	582,223

Financial income (expense):
Interest income	9,941	3,882
Interest (expense)	(7,017)	(4,433)
	2,924	(551)

Net income	$1,054,249	$581,672

Basic earnings per share	$1,054.25	$581.67

Diluted earnings per share	$1,054.25	$581.67

Distributions per common share	$1,209.53	$372.00

Unaudited proforma net income:
Income before income tax expense	$1,054,249	$581,672
Proforma income tax expense	421,700	232,669

Proforma net income	$632,549	$349,003

Proforma basic earnings per share	$632.55	$349.00

Proforma diluted earnings per share	$632.55	$349.00

Weighted average shares outstanding	1,000	1,000

See Notes to Financial Statements.

Conmed, Incorporated

Statements of Stockholders’ Equity
Years Ended December 31, 2006 and 2005

	Common	Retained
	Stock	Earnings	Total

Balance, December 31, 2004	$300	$(46,035)	$(45,735)
Distributions to stockholders	-	(372,000)	(372,000)
Net income	-	581,672	581,672
Balance, December 31, 2005	300	163,637	163,937
Distributions to stockholders	-	(1,209,531)	(1,209,531)
Net income	-	1,054,249	1,054,249
Balance, December 31, 2006	$300	$8,355	$8,655

See Notes to Financial Statements.

Conmed, Incorporated

Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,054,249	$581,672
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	40,162	42,830
Loss on disposal of property and equipment	9,734	-
Changes in working capital components:
(Increase) in accounts receivable	(756,943)	(184,981)
(Increase) in prepaid expenses	(125,656)	(85,321)
Increase in accounts payable	105,223	262,895
Increase in accrued expenses	550,848	195,487
Increase (decrease) in deferred revenue	(9,325)	85,491
Net cash provided by operating activities	868,292	898,073

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(25,350)	(67,529)
Proceeds received from sale of property and equipment	53,085	-
Net cash provided by (used in) investing activities	27,735	(67,529)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	550,000	50,000
Payments on line of credit	(550,000)	(50,000)
Payments on loans payable	(51,256)	(15,976)
Distributions to stockholders	(1,209,531)	(372,000)
Net cash (used in) financing activities	(1,260,787)	(387,976)

Net increase (decrease) in cash	(364,760)	442,568

CASH
Beginning	487,029	44,461
Ending	$122,269	$487,029

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION, cash payments for interest	$7,017	$4,433

See Notes to Financial Statements.

Conmed, Incorporated

Notes to Financial Statements

Note 1.	Organization

Conmed, Incorporated (a Maryland corporation) was formed in 1987 to provide limited medical health care services to correctional detention centers (jails). Conmed, Incorporated (the Company) provides its services primarily to local governments in the state of Maryland.

Note 2.	Summary of Significant Accounting Policies

Revenue : Conmed’s principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenue represents amounts that may be billed in advance of delivery under these contracts.

Most of Conmed’s contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population (ADP) of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. Conmed has one contract that partially operates on cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts include “stop/loss” limits, which create a ceiling to our financial responsibility for an individual inmate’s care or a maximum amount in the aggregate for certain categories of medical expenses, whereas the Company is protected from catastrophic medical losses. In circumstances where a stop/loss is reached, the Company is reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by the Company is recorded as revenue. During the years ended December 31, 2006 and 2005, approximately $173,000 and $96,000, respectively, were included in revenue as reimbursements for amounts that exceeded the contractual stop/loss limit.

Receivables: Receivables are carried at original invoice amount less payments received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after invoice date. Management determines the allowance for doubtful amounts by regularly evaluating individual receivables and considering a creditor’s financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. As of December 31, 2006 and 2005, there was no allowance for doubtful receivables. Bad debt expense was none for the years ended December 31, 2006 and 2005.

Property and equipment : Property and equipment are recorded at cost. Depreciation is provided using the straight-line and accelerated methods of depreciation over the estimated useful lives of three to seven years. It is the policy of the Company to capitalize purchases of equipment and fixtures that benefit future periods. Repairs and maintenance costs are expensed when incurred.

Income taxes : The Company has elected under the Internal Revenue Code to be taxed as an S Corporation effective July 1987. The stockholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The unaudited proforma net income information in the accompanying statements of net income reflects the application of corporate income taxes to the Company’s taxable income of an assumed combined federal and state tax rate of 40%.

Conmed, Incorporated

Notes to Financial Statements

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s methods of revenue recognition from contracts are based primarily on estimates. Actual results could differ from those estimates.

Concentration of credit risk: The Company maintains cash in bank deposit accounts that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Basic and diluted loss per share: The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, which requires the Company to present basic and diluted income (loss) per share amounts. Basic loss per share is based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method).

Fair value of financial instruments: Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. Management believes the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and the other market factors.

Recently issued accounting standards: In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the financial statement effects of a tax position shall initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This Interpretation also may require additional disclosures related to tax positions taken.

The provisions of FIN 48 are effective as of the beginning of fiscal year 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. Management is currently evaluating the impact of adopting FIN 48 on the Company’s financial statements, but does not expect the adoption of this Statement to be significant to the financial statements.

Conmed, Incorporated

Notes to Financial Statements

Note 3.	Property and Equipment

A summary of property and equipment at December 31, 2006 and 2005 is as follows:

	2006	2005

Furniture	$13,900	$13,900
Equipment	21,475	8,911
Computers	42,153	28,830
Vehicles	36,087	132,146
Total	113,615	183,787
Accumulated depreciation and amortization	(67,754)	(60,295)

Property and equipment, net	$45,861	$123,492

Note 4.	Line of Credit

The Company had a $1,000,000 line of credit which expired December 31, 2006. The outstanding balance was due on demand and was guaranteed by the Company’s stockholders and spouses. The line of credit was collateralized by the accounts receivable of the Company. There were no borrowings on the line of credit at December 31, 2006 or 2005.

Note 5.	Notes Payable

The Company has a note payable for $20,562 at December 31, 2006. The note requires monthly payments of $695 including interest at 5.9%. The note is collateralized by a vehicle. The Company had two notes outstanding at December 31, 2005 that totaled $71,818.

Scheduled maturities are approximately as follows:

Year ending December 31:
2007	$7,300
2008	8,300
2009	5,000
$20,600

Note 6.	401(k) Plan

The Company has a 401(k) plan for the benefit of substantially all the employees. The contributions to the plan include employee voluntary salary reductions, which can be no greater than the maximum deduction allowable for federal income tax reporting purposes. The Company provides a safe harbor matching contribution of each participant’s contribution up to 5% of eligible compensation. The Company also can provide a profit sharing contribution at its discretion. Expenses related to this plan totaled approximately $80,000 and $58,000 for the years ended December 31, 2006 and 2005, respectively.

Conmed, Incorporated

Notes to Financial Statements

Note 7.	Welfare Benefit Plan

During 2003, the Company adopted a single employer welfare benefit plan providing death benefits for certain key employees based on a levelized term rate over the term of their expected working years, funded through three life insurance contracts. The Company makes annual contributions to these policies which are owned by the key employees who are also the beneficiaries. For the years ended December 31, 2006 and 2005, approximately $277,000 and $232,000, respectively, was contributed to the plan.

Note 8.	Operating Leases

The Company entered into a lease for office space expiring November 30, 2009. The office lease includes annual escalation clauses and an allocation of operating expenses related to the leased property. Office rent expense totaled approximately $39,000 and $35,000, respectively, for the years ending December 31, 2006 and 2005.

The Company also has a vehicle lease that requires monthly payments of $614 and expires in April 2008. Lease expense was approximately $5,000 for the year ended December 31, 2006. Lease expense for the year ended December 31, 2005 was approximately $58,000 that related to previous vehicle leases.

The approximate future minimum lease obligations as of December 31, 2006 are as follows:

Year ending December 31:
2007	$38,000
2008	34,000
2009	33,000
$105,000

Note 9.	Major Customers and Commitments

During the years ended December 31, 2006 and 2005, the Company had approximate sales with major customers and related approximate accounts receivable as follows:

	2006		2005
	Revenue	Accounts Receivable	Revenue	Accounts Receivable

Company A	$1,216,000	$-	$1,172,000	$-
Company B	1,473,000	9,000	1,442,000	11,000
Company C	1,874,000	334,000	1,823,000	148,000
Company D	3,453,000	293,000	2,855,000	278,000

In connection with its normal contract activities, the Company is required to acquire performance bonds for certain contracts. The surety issuing the bonds has recourse against certain of the Company’s assets in the event the surety is required to honor the bonds. The lengths of the Company’s contracts vary. Most contracts are one year or less, but periodically contracts are obtained which exceed one year. At December 31, 2006, the Company had approximately $4,400,000 in outstanding bonds.

Conmed, Incorporated

Notes to Financial Statements

Note 10.	Stock Purchase Agreement and Subsequent Event

On January 26, 2007, the Company and its stockholders consummated the Stock Purchase agreement entered into on August 2, 2006 with Pace Health Management Systems, Inc., a publicly held Iowa corporation (Pace). The agreement provided that Pace will purchase all the issued and outstanding capital stock of the Company from the Conmed stockholders (the Acquisition). Following completion of the Acquisition, Conmed will effectively become the operating public company.

As consideration in full for the sale of the Conmed capital stock, Pace will pay to the Conmed stockholders an aggregate of $10,000,000 consisting of (i) $8,000,000 in cash and (ii) 8,000 shares of Pace’s Series C Convertible Preferred Stock (convertible into 800,000 post-split shares of Pace’s common stock, no par value). In addition, the stockholders received $250,000 from the forfeiture of a nonrefundable cash deposit upon expiration of the original offering period of October 31, 2006.